SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Materials Pursuant to § 240.14a-11(c) or § 240.14a-12

United Western Bancorp, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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700 17th Street, Suite 2100
Denver, Colorado 80202
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to be held on May 22, 2009

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Shareholders (the “Annual Meeting”) of United Western Bancorp, Inc. (the “Company”), a Colorado corporation, will be held at United Western Bank® located at 10 Ken Pratt Boulevard, Longmont, Colorado 80501, on Friday, May 22, 2009 at 10:00 a.m., Mountain Daylight Time, for the following purposes:

1.     to elect three (3) directors to serve until the Annual Meeting of Shareholders in the year 2012 or until their successors are duly elected and qualified;

2.     to ratify the appointment by the Audit Committee of the Board of Directors of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the 2009 calendar year;

3.     to transact any and all other business as may properly be brought before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 20, 2009 as the record date (the “Record Date”) for the determination of shareholders entitled to notice of and to vote at such meeting or any adjournment(s) thereof. Only shareholders of record at the close of business on the Record Date are entitled to notice of and to vote at such meeting. The stock transfer books will not be closed. A list of shareholders entitled to vote at the Annual Meeting will be available for examination by any shareholder for any purpose germane to the 2009 Annual Meeting for a period of ten days prior to the meeting at the Company’s principal offices at 700 17th Street, Denver, Colorado 80202.

You are cordially invited to attend the meeting. Whether or not you expect to attend the meeting in person, however, you are urged to mark, sign, date, and mail the enclosed form of proxy promptly so that your shares of stock may be represented and voted in accordance with your wishes and in order that the presence of a quorum may be assured at the meeting. Your proxy will be returned to you if you should be present at the meeting and should request its return in the manner provided for under the heading “Solicitation and Revocability of Proxies” on the initial page of the enclosed proxy statement.

                    BY ORDER OF THE BOARD OF DIRECTORS

                    Linda A. Selub
                    Secretary

Denver, Colorado
March 23, 2009

Important Notice Regarding Internet Availability of Proxy Materials
for the Annual Meeting of Shareholders to be held on May 22, 2009

The Proxy Statement and Annual Report to Stockholders are available at
www.edocumentview.com/UWBK

YOUR VOTE IS IMPORTANT
WE URGE YOU TO VOTE USING INTERNET OR TELEPHONE VOTING, IF AVAILABLE TO YOU, OR BY SIGNING, DATING AND
RETURNING THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS NECESSARY IF IT IS MAILED IN THE UNITED STATES.

- i -

United Western Bancorp, Inc.
700 17th Street, Suite 2100
Denver, Colorado 80202

The Annual Report to Shareholders for the fiscal year ended December 31, 2008, including our 2008 Annual Report on Form 10-K with audited financial statements, is being mailed to shareholders, together with this proxy statement (the “Proxy Statement”) and accompanying form of proxy, on or about April 13, 2009.

Proxy Statement
For Annual Meeting Of Shareholders
To Be Held On May 22, 2009

PROXY SOLICITATION

The Proxy Statement is solicited by the Board of Directors on behalf of United Western Bancorp, Inc. (the “Company”), a Colorado corporation, to be voted at the 2009 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on May 22, 2009, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders (the “Notice”) and at any adjournment or postponement thereof. When proxies in the accompanying form are properly executed and received, the shares represented thereby will be voted at the Annual Meeting in accordance with the directions noted thereon; if no direction is indicated, such shares will be voted for the election of the director nominees named herein pursuant to Proposal 1 and in favor of Proposal 2, and the persons named in the proxy will use their discretion with respect to any matters referred to in Proposal 3.

The executive offices of the Company are located at, and the mailing address of the Company is, 700 17th Street, Suite 2100, Denver, Colorado 80202.

Management does not intend to present any business at the Annual Meeting for a vote other than the matters set forth in the Notice and has no information that others will do so. If other matters requiring a vote of the shareholders properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with their judgment on such matters.

Any shareholder of the Company giving a proxy has the unconditional right to revoke his or her proxy at any time prior to the voting thereof either in person at the Annual Meeting, by delivering a duly executed proxy bearing a later date or by giving written notice of revocation to the Company addressed to Linda A. Selub, Secretary, United Western Bancorp, Inc., 700 17th Street, Suite 2100, Denver, Colorado 80202. To be effective, however, such notice of revocation must be received by the Company at or prior to the Annual Meeting.

In addition to the solicitation of proxies by use of the mail, officers and regular employees of the Company may solicit the return of proxies by telephone, telegraph or through personal contact. Such officers and employees will not receive additional compensation for any such solicitations, but will be reimbursed for out-of-pocket expenses. Brokerage houses and other custodians, nominees and fiduciaries will, in connection with shares of voting Common Stock, par value $0.0001 per share (the “Common Stock”), registered in their names, be requested to forward solicitation material to the beneficial owners of such shares of Common Stock.

The expense of preparing, printing, assembling and mailing the Annual Report, the Notice, this Proxy Statement and the enclosed form of proxy, as well as the cost of forwarding solicitation materials to the beneficial owners of shares of the Common Stock, and other costs of solicitation, will be borne by the Company.

ABOUT THE 2009 ANNUAL MEETING

The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting was the close of business on March 20, 2009 (the “Record Date”). On the Record Date, there were 7,253,337 shares of the Company’s Common Stock issued and outstanding and entitled to vote at the Annual Meeting.

Each holder of Common Stock shall be entitled to one vote for each share of Common Stock on all matters to be acted upon at the meeting. Neither the Company’s Articles of Incorporation nor its Bylaws provide for cumulative voting rights. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding Common Stock entitled to vote at the meeting constitutes a quorum to transact business at the Annual Meeting. In the absence of a quorum, the Annual Meeting may be adjourned from time to time until a quorum is present or represented. If there is a quorum, the affirmative vote of a plurality of the shares of Common Stock cast at the meeting is required for the election of directors pursuant to Proposal 1. The affirmative vote of a majority of the shares of Common Stock cast at the meeting is required to approve Proposal 2 and any other matters acted on at the Annual Meeting.

An automated system administered by the Company’s transfer agent tabulates the votes. Abstentions will be included in vote totals and, as such, will have no effect on Proposal 1 other than reducing the number of votes a candidate receives; abstentions, however, will have the same effect as a vote against the matter with regard to Proposal 2. Broker non-votes (i.e., the submission of a proxy by a broker or nominee specifically indicating the lack of discretionary authority to vote on the matter), if any, will not be included in vote totals and, as such, will have no effect on any proposal.

MATTERS TO BE PRESENTED TO THE SHAREHOLDERS
AT THE 2009 ANNUAL MEETING

Proposal 1 – Election of Directors

United Western Bancorp, Inc. (“United Western Bancorp” or the “Company”) is a unitary thrift holding company that operates principally through the following operating subsidiaries: United Western Bank (“United Western Bank”), Sterling Trust Company (“Sterling”), UW Investment Services, Inc. (“UWIS”), and Matrix Financial Services Corporation (“Matrix Financial”).

The Company’s Bylaws provide that the number of directors that shall constitute the whole board shall be as fixed from time to time by the Board of Directors. By resolution of the Board of Directors, the number of directors comprising the Board of Directors has been set at nine.

The Board of Directors is divided into three classes. Directors for each class are elected at the annual meeting held in the year in which the term for such class expires and serve thereafter for three years or until their successors are elected and qualified. Subject to any applicable employment agreement provisions, all officers are appointed by, and serve at the discretion of, the Board of Directors of the Company.

Nominees and Continuing Directors

Three (3) directors will be elected at the Annual Meeting, to serve for a three year term expiring at the Annual Meeting of Shareholders to be held in 2012. Unless otherwise directed in the enclosed proxy, the persons named in the proxy intend to nominate and to vote the shares represented by such proxy for the election of the nominees named below for the office of director of the Company, to hold office for the respective terms or until their respective successors shall have been duly elected and shall have been qualified. The Board of Directors does not contemplate that any of the nominees for director will refuse or be unable to accept election as a director of the Company or be unable to serve as a director of the Company. Should any of the nominees become unavailable for nomination or election, or refuse to be nominated or to accept election as a director of the Company, then the persons named in the enclosed form of proxy intend to vote the shares represented in such proxy for the election of such other person or persons as may be nominated or designated by the Board of Directors.

The Board has nominated, and the proxies will vote to elect, the following individuals as members of the Board of Directors to serve for a period of three years or until their respective successors are duly elected and qualified: Lester Ravitz, Robert T. Slezak, and Bernard C. Darré.

The Board of Directors recommends that you vote “FOR” the election of the three nominees: Messrs. Ravitz, Slezak and Darré.

Information About the Nominees and the Continuing Directors.

Information regarding each nominee and the continuing directors of the Company is set forth in the table and text below.

Name	Age	Present Office(s) Held at United Western Bancorp, Inc.	Current Term Expires	New Term to Expire
Nominees
Lester Ravitz (1)(2)(3)	71	Director	2009	2012
Robert T. Slezak (1)(2)(3)	51	Director	2009	2012
Bernard C. Darré (1)(2)(3)	39	Director	2009	2012

Continuing Directors
Jeffrey R. Leeds (1)(2)(3)	63	Director	2010	—
Scot T. Wetzel	40	President and Chief Executive Officer	2010	—
William D. Snider	67	Vice Chairman & Chief Financial Officer	2010	—
Guy A. Gibson	44	Chairman of the Board of Directors	2011	—
James H. Bullock (1)(2)(3)	72	Director	2011	—
Michael J. McCloskey	57	Chief Operating Officer	2011	—

(1) Member of the Audit Committee. (2) Member of the Compensation Committee. (3) Member of the Nomination and Governance Committee.

Lester Ravitz, age 71, has served as a director of United Western Bancorp since June 2001. Mr. Ravitz has served on the Audit Committee and the Compensation Committee of United Western Bancorp since June 2001, as well as serving on the Nomination and Governance Committee since its formation in December 2002. Currently, Mr. Ravitz chairs the Compensation Committee. He currently is an independent consultant and previously served, from 1997 to 2000, as Chief Operations Officer for First Clearing Corporation and as Chief Operating Officer from 1994 to 1997 for First Union Brokerage Services. First Clearing Corporation provides brokerage clearing services and is a subsidiary of Wells Fargo & Company (NYSE:WF). The Board of Directors has determined that Mr. Ravitz is an “independent director” under Nasdaq Marketplace rules.

Robert T. Slezak, age 51, has served as a director of United Western Bancorp since June 2001. Mr. Slezak has served on the Audit Committee and the Compensation Committee of United Western Bancorp since June 2001, as well as serving on the Nomination and Governance Committee since its formation December 2002. Currently, Mr. Slezak chairs the Audit Committee. He currently is an independent management consultant. He held the position of Chief Financial Officer for TD Ameritrade Holding Corporation (NasdaqGS:AMTD), a provider of securities brokerage services, from October 1989 to November 1999. Mr. Slezak serves on the Board of Directors of Bridges Investment Fund, Inc. (MUTF:BRGIX), a mutual fund. The Board of Directors has determined that Mr. Slezak is an “independent director” under Nasdaq Marketplace rules.

Bernard C. Darré, age 39, has served as a director of United Western Bancorp since May 2008. Mr. Darré has served as an outside director of United Western Bank since July 31, 2006. Mr. Darré is a co-founder and partner of Bow River Capital Partners, a group of private equity/opportunity funds founded in 2003 which make investments in operating companies and special situation real estate and oil and gas opportunities in the United States, Canada, and Mexico. Mr. Darré has more than ten years of private equity experience with Bow River Capital Partners and CapEx, LP and has been involved in approximately 30 investments with gross transaction values totaling over $500 million. Mr. Darré currently serves on the Board of Directors of American Energy Assets, LLC, Granite and Marble Holdings, Inc., and Holman Boiler Works, Inc., all of which are privately held. Mr. Darré received his B.A. in Political Science from Miami University (Ohio) and his M.B.A. with emphasis in Finance and Real Estate from The Ohio State University. The Board of Directors has determined that Mr. Darré is an “independent director” under Nasdaq Marketplace rules.

Jeffrey R. Leeds, age 63, has served as a director of United Western Bancorp since August 2006. Mr. Leeds has an M.B.A. from Columbia University, began his career as a staff economist at the First National Bank of Chicago and later spent a year at the Chicago Board Options Exchange. In 1981 he joined Chemical Banking Corporation, where he assumed a number of responsibilities, notably as a managing director in charge of asset and liability management. In 1995 he joined Greenpoint Financial Corp. as senior vice president and treasurer; in 1999 he was promoted to executive vice president, and until Greenpoint’s sale in 2004, he served as its chief financial officer and was recognized as a key contributor to the company’s financial success. Mr. Leeds serves on the boards of Brookdale Senior Living, Inc. and Och-Ziff Capital Management Group, LLC, and chairs the Audit committees of both companies. Both companies are listed on the New York Stock Exchange. The Board of Directors has determined that Mr. Leeds is an “independent director” under Nasdaq Marketplace rules.

Scot T. Wetzel, age 40, has served as the President and Chief Executive Officer of United Western Bancorp since December 2005 and as a director since May 2006. Mr. Wetzel also serves as Chairman of the Board of Directors, President and Chief Executive Officer of the Company’s subsidiary, United Western Bank. From November 2000 through August 2005, Mr. Wetzel served as President of the Colorado division of Compass Bancshares, Inc. Prior to Compass Bancshares, from 1991 to 2000, Mr. Wetzel was employed by KeyBank, most recently as Senior Vice President and Sales Leader of Corporate Banking in Colorado.

William D. Snider, age 67, has served as Vice Chairman of the Board since August 2006, and has served as the Company’s Head of Finance and Risk Management since January 2006 and as Chief Financial Officer since April 2006. From 2001 to present, Mr. Snider has served as a director of Native American Bank, N.A. and, in 2005, served as the interim chief executive officer for Native American Bank. Mr. Snider has served as the chief financial officer at CoBank and TransOhio Bank and from 1986 to 1990 served as group head treasury at Continental Bank Corporation. From 1992 to 1997 he served as executive vice president of finance, administration and operations and chief financial officer at CoBank, a $22 billion banking organization headquartered in Denver, Colorado that is part of the U.S. Farm Credit System. Mr. Snider received a B.S. in Engineering from the University of Illinois and an M.B.A. from the University of Illinois and completed work beyond the M.B.A. at Northwestern University. He has also completed the Advanced Management Program in Finance from Stanford University, is a member of Financial Executives International, the CFA Institute and the Colorado CFA Society and holds the Chartered Financial Analyst designation.

Guy A. Gibson, age 44, has served as the Chairman of the Board of Directors of United Western Bancorp since December 2005. Mr. Gibson founded the predecessor of United Western Bancorp in 1989 and served as the Company’s President and Chief Executive Officer from 1992 through June 2002. Mr. Gibson is the founder and has served as Chairman of G2 Holding Corp. since 2002. G2 Holding Corp. owned and controlled Legent Clearing LLC, a securities clearing firm, until its sale in February 2005. Mr. Gibson also serves as a director of Legent Group, the holding company to Legent Clearing, LLC and TradeKing, a national online brokerage firm. Mr. Gibson received a B.S. in Finance from Bowling Green State University.

James H. Bullock, age 72, has served as a director of United Western Bancorp since June 2003. Dr. Bullock has served on the Audit Committee, Compensation Committee and the Nomination and Governance Committee since June 2003. Currently, Dr. Bullock chairs the Nomination and Governance Committee of the Company. Dr. Bullock has served as a director of United Western Bank for more than six years and chairs the Audit Committee. Dr. Bullock, Professor and Department Head Emeritus, New Mexico State University, taught graduate and undergraduate financial and managerial accounting courses for three different universities over a span of 27 years. He was Professor and Academic Department Head, Accounting and Business Computer Systems, New Mexico State University from 1980 until his retirement from academia in 1996. He is a member of the American Institute of Certified Public Accountants, the Institute of Management Accountants, and the American Accounting Association. The Board of Directors has determined that Dr. Bullock is an “independent director” under Nasdaq Marketplace rules.

Michael J. McCloskey, age 57, has served as the Executive Vice President and Chief Operating Officer of United Western Bancorp with responsibility for all of the Company’s non-bank subsidiaries since December 2005 and as a director since May 2008. Mr. McCloskey served as Executive Vice President of G2 Holding Corp. from 2003 until December 2005. Prior to joining G2 Holding Corp., Mr. McCloskey founded and served as Managing Member to Triumph Capital Partners, LLC, a boutique merchant bank, from January 2001 to January 2003. Mr. McCloskey has over 30 years of experience in investment banking, corporate operations, fund management, legal matters and other activities. Mr. McCloskey served as an officer and department head of both E.F. Hutton & Company Inc. and Paine Webber Inc. from 1983 to 1993. Mr. McCloskey is also a director of Martin Ray Winery, a California wine producer and distributor.

Proposal 2 – Ratification of Appointment of Independent Registered Public Accounting Firm

Effective on December 10, 2008, the Audit Committee resolved to retain Crowe Horwath LLP, certified public accountants, to serve as independent registered public accounting firm of the Company for the year ending December 31, 2008 and December 31, 2009. Pursuant to the Amended and Restated Audit Committee Charter adopted by the Company in March 2004, and amended on September 7, 2006 and August 2, 2007, the Audit Committee has the responsibility for the selection of the Company’s independent registered public accounting firm. Although shareholder ratification is not required for the selection of Crowe Horwath LLP, and although such ratification will not obligate the Company to continue the services of such firm, the Board of Directors is submitting the selection for ratification with a view towards soliciting the shareholders’ opinion thereon, which may be taken into consideration in future deliberations. If the appointment is not ratified, the Audit Committee must then determine whether to appoint another registered public accounting firm before the end of the current fiscal year, and in such case, shareholders’ opinions would be taken into consideration.

The Company’s prior independent registered public accounting firm was McGladrey & Pullen, LLP (“McGladrey”). McGladrey was removed from the position of the Company’s independent registered public accounting firm by action of the Audit Committee effective December 10, 2008.

McGladrey’s audit reports on the Company’s consolidated financial statements for the two fiscal years ended December 31, 2007 and 2006, did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the aforementioned report for the year ended December 31, 2006 included an explanatory paragraph stating that: “As discussed in Note 2 to the Consolidated Financial Statements, effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004) “Share-Based Payment.”

Neither of the audit reports of McGladrey on the effectiveness of internal control over financial reporting as of December 31, 2007 and December 31, 2006 contained any adverse opinion or disclaimer of opinion, nor were the reports qualified or modified as to uncertainty, audit scope, or accounting principles.

During the two fiscal years ended December 31, 2007 and 2006, and the subsequent interim periods through September 30, 2008, there were no disagreements with McGladrey on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement.

During the two fiscal years ended December 31, 2007 and 2006, and the subsequent interim periods through September 30, 2008, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K of the Securities and Exchange Commission (the “Commission”).

In connection with the audit for the fiscal year ended December 31, 2008 and through the date hereof there were no disagreements with Crowe Horwath LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Crowe Horwath LLP would have caused Crowe Horwath LLP to make reference to the subject matter of the disagreements in connection with its reports.

See the Audit Committee Report below for further information concerning amounts paid to Crowe Horwath LLP and McGladrey in 2007 and 2008 and other information.

The Board of Directors recommends a vote “FOR” the proposal to ratify the selection of Crowe Horwath LLP as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2009.

Representatives of Crowe Horwath LLP are expected to be present at the Annual Meeting, with an opportunity to make a statement if they choose to do so, and to be available to respond to questions, as appropriate.

CORPORATE GOVERNANCE

The Board of Directors

The Board of Directors consists of a majority of independent directors as such term is defined in the Marketplace Rules of the Nasdaq Stock Market (the “Nasdaq Marketplace Rules”). The directors hold regular meetings, attend special meetings as required and spend such time on the affairs of the Company as their duties require. The Board of Directors held five regular meetings and 11 special meetings and took no action by unanimous written consent during 2008. During 2008, no incumbent director attended fewer than 75 percent of the meetings of the Board and committees on which the director served for the period within which the director was a member of the Board of Directors. Messrs. Darré and McCloskey were first elected to the Board of Directors at the 2008 Annual Meeting of Shareholders. The Board of Directors does not have a formal policy with regard to director attendance at the Company’s Annual Meetings of Shareholders. All of the directors were present at the 2008 Annual Meeting of Shareholders and are expected to be present at the Annual Meeting for 2009.

The non-management directors meet in executive sessions during each regular Board meeting. Shareholders may communicate with the non-management directors by following the procedures listed below under “Shareholder Communication with the Board of Directors.”

Committees of the Board

The Board of Directors currently has three standing committees: the Audit Committee, the Compensation Committee and the Nomination and Governance Committee. The Audit Committee, the Compensation Committee, and the Nomination and Governance Committee are each comprised of Dr. Bullock and Messrs. Darré, Leeds, Ravitz and Slezak, each of whom is considered independent as such term is defined in the Nasdaq Marketplace Rules. Current copies of the committee charters for each of the Audit Committee, the Compensation Committee and the Nomination and Governance Committee are available at the Company’s web site which may be found at www.uwbancorp.com under “Investor Relations.”

The Audit Committee.

The Board of Directors has a standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the current members of which are Messrs. Darré, Leeds, Ravitz, Slezak and Dr. Bullock. The Audit Committee is responsible for appointing the Company’s independent registered public accounting firm, reviewing the audit plan, the adequacy of internal controls, the audit report and management letter and performing such other duties as the Board of Directors may from time to time prescribe. The Board of Directors has reviewed the education, experience and other qualifications of each of the members of the Audit Committee. The Board of Directors has determined that the Company satisfies the requirement of Securities and Exchange Commission regulations to have at least one audit committee financial expert as described by those regulations. In fact, each member of the Audit Committee has not only been determined to be “independent” under Exchange Act Rule 10A-3(b) and the Nasdaq Marketplace Rules, each also has been determined to be an audit committee financial expert. The Audit Committee held 12 meetings during 2008. Each member of the Audit Committee attended at least 75% of all of the meetings of this committee.

The Compensation Committee.

The Board of Directors has a standing Compensation Committee, the current members of which are Messrs. Darré, Leeds, Ravitz, Slezak and Dr. Bullock. The Compensation Committee is responsible for reviewing and approving the Company’s executive compensation policies for named executive officers and administering the 2007 Equity Incentive Plan, as amended, the Amended and Restated 1996 Employee Stock Purchase Plan, the Amended and Restated 1996 Employee Stock Option Plan, and the 2006 Employee Stock Option Plan. The Compensation Committee held 11 meetings during 2008. Each member of the Compensation Committee attended at least 75% of all of the meetings of this committee.

The Compensation Committee may, from time to time, invite Messrs. Guy A. Gibson, Chairman of the Board, and Scot T. Wetzel, Chief Executive Officer, to provide their comments on the amounts and form of compensation to be paid to named executive officers of the Company. The Compensation Committee also occasionally relies on data and analysis from Mr. William D. Snider, the Company’s Chief Financial Officer, in evaluating executive performance against incentive plan targets and in determining amounts payable based upon achieving applicable targets. In addition, as deemed appropriate by the Compensation Committee, the committee may retain independent compensation consultants to provide the Compensation Committee with industry and other information as it pertains to the amount and form of named executive officer compensation. The Compensation Committee retains all authority and discretion with regard to the payment of any and all compensation to the named executive officers of the Company.

The Nomination and Governance Committee.

The Board of Directors also has a standing Nomination and Governance Committee, the current members of which are Messrs. Darré, Leeds, Ravitz, Slezak and Dr. Bullock. The Nomination and Governance Committee is responsible for identifying individuals qualified to become board members and recommending to the Board of Directors the director nominees for the next annual meeting of shareholders. The Nomination and Governance Committee also identifies best practices and is responsible for recommending to the Board of Directors corporate governance guidelines and reviewing the charters adopted by the committees of the board. The Nomination and Governance Committee held 13 meetings in 2008 and a sub-committee of the Nomination and Governance Committee met five times in 2008. Each member of the Nomination and Governance Committee attended at least 75% of all of the meetings of this committee and its sub-committee.

Nominee Qualifications

To be considered for membership on the Board of Directors, a candidate must meet the following criteria, which have been developed by the Nomination and Governance Committee and approved by the Board of Directors:

•	Directors should possess personal and professional ethics, integrity and values;
•	Each director must be committed to promoting long-term shareholder value;
•
Each director should have significant and relevant expertise in at least one of the Company’s established business lines, or other significant and relevant business expertise that the board believes will allow the candidate to effectively promote long-term shareholder value;

•	Each director should have the ability to exercise sound business judgment;
•	Each director should be able to read and understand basic financial statements (balance sheet, income statement and statement of cash flows); and
•	Directors should be willing to devote sufficient time to carrying out his or her duties and responsibilities to the Company effectively.

Additionally, in the fulfillment of their responsibilities to identify and recommend to the Board of Directors individuals qualified to become board members, the members of the Nomination and Governance Committee will take into account all factors they consider appropriate, which may include experience, accomplishments, education, understanding of the business and the industries in which the Company operates, specific skills, general business acumen and the highest personal and professional integrity. Generally, the members of the Nomination and Governance Committee will first consider current board members because it has previously been determined that they meet the criteria listed above and they possess an in-depth knowledge of the Company, its history, strengths, weaknesses, goals and objectives.

The Nomination and Governance Committee will consider shareholder recommendations for candidates to serve on the Board of Directors. In order to provide the Nomination and Governance Committee sufficient time to evaluate candidates prior to submission to the shareholders for vote at a meeting, shareholders desiring to nominate persons for director should follow the instructions set forth in the Company’s Amended and Restated Articles of Incorporation. This included, with respect to an election to be held at the Company’s annual meeting of shareholders in 2009, delivering or mailing written notice of a shareholder’s intention to make a nomination to the Secretary of the Company at its principal executive office not later than December 11, 2008. No shareholder nominations for directors were received prior to March 23, 2009. If directors are to be elected at a special meeting of shareholders, written notice of intention shall be delivered or mailed to the Secretary of the Company at its principal executive office not later than the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. In either case, the notice shall contain: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person(s) pursuant to which the nomination(s) are to be made by the shareholder; (iv) such other information regarding each nominee proposed by the shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (v) the consent of each nominee to serve as a director of the Corporation if so elected.

Shareholder Communication with the Board of Directors.

The Board of Directors has adopted a process for shareholders to communicate with members of the Board of Directors by mail. The communication may be addressed to an individual member of the board, to the full board, or to a particular committee of the board, at the following address: c/o Corporate Secretary, United Western Bancorp, Inc., 700 17th Street, Suite 2100, Denver, Colorado 80202. Any such communication may also be sent via e-mail in care of the Corporate Secretary at her e-mail address: LSelub@uwbank.com. This information is also available in the Investor Relations area on the Company’s website at www.uwbancorp.com.

Website Access to Corporate Governance Documents

The Company has adopted a Code of Business Conduct and Ethics that applies to all directors and employees, including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions. The Code of Business Conduct and Ethics may be found in the Investor Relations area on the Company’s website at www.uwbancorp.com. Copies of the charters for the Audit Committee, the Compensation Committee and the Nomination and Governance Committee, as well as the Company’s Corporate Governance Guidelines and Whistle Blower Policy, are also available in the Investor Relations area of the Company’s website at www.uwbancorp.com.

The Company will also post on its website any amendments to or waivers from its Code of Business Conduct and Ethics that apply to its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions.

Compensation of Directors

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill level required by the directors. Similar to executive officers, directors are asked to comply with the Company’s Stock Ownership Guidelines. Within three years after joining the Board, each director should own shares of the Company’s stock with an aggregate value of at least three times the annual cash retainer.

One director was absent from one of the 11 regular and special Board meetings held in 2008.

Fiscal Year Ended December 31, 2008 Director Compensation

The table below sets forth cash and equity compensation paid to members of the Board who are not employees of the Company for the fiscal years ended December 31, 2008, 2007 and 2006. Compensation paid to Mr. Gibson as Chairman of the Board, as well as the compensation of Messrs. Wetzel, Snider and McCloskey, is set forth in the Summary Compensation Table for Named Executive Officers. Directors who are employees of the Company receive no additional compensation for their service as directors of the Company.

Summary Compensation Table – Independent Directors

Name & Principal Position	Year	Fees Earned Or Paid in Cash	Stock Awards (1)	Option Awards		All Other Compensation	Total
James H. Bullock (4)	2008	$42,550	$31,200	$4,820	(2)	$32,075	$110,645
	2007	47,900	15,600	9,340	(2)	25,100	97,940
	2006	39,000		23,529	(3)	19,400	81,929

Jeffrey R. Leeds (5)	2008	38,300	28,200	—	(2)	—	66,500
	2007	45,150	14,100			—	59,250
	2006	22,641		38,897	(3)	—	61,538

Lester Ravitz (6)	2008	41,250	31,200	—	(2)	—	72,450
	2007	48,650	15,600	4,190	(2)	—	68,440
	2006	38,500		23,529	(3)	—	62,029

Robert T. Slezak (7)	2008	44,550	34,200	29,479	(2)	—	108,229
	2007	52,650	17,100	31,915	(2)	—	101,665
	2006	41,000		23,529	(3)	—	64,529

Bernard C. Darré(8)	2008	29,900	14,100	10,343	(2)	28,325	82,668

___________________________
(1)
Independent directors receive 60% of their board and committee fees in shares of the Company’s common stock. These awards are made on the first business day of each calendar quarter at a value per share equal to the closing price of our stock on the immediately preceding business day.

(2)
In valuing the directors’ 2007 and 2008 option grants, these options are part of the stock option matching program the Company put in place to compensate employees and directors willing to invest in the Company. Such options have a ratable five year vesting period, utilize the same exercise multiple as those options granted to Named Executive Officers of 2.04, and assume an attrition rate of 10%.

(3)
In valuing the directors’ 2006 option grants, these options were part of the former independent directors’ compensation plan. These options vested over a period of one year and one day. The Company assumed the same exercise multiple as those options granted to Named Executive Officers and a zero percent rate of attrition.

(4)
Compensation paid to Dr. Bullock includes $42,550 director fees earned and paid in cash during 2008, $31,200 director fees paid in the form of 2,075 shares of Company common stock, and $32,075 paid to Dr. Bullock for his services as a director of United Western Bank. Dr. Bullock also received a grant of 2,000 stock options as part of the stock option matching program the Company put in place to compensate employees and directors willing to invest in the Company. See discussion regarding 2007 Equity Incentive Plan below.

(5)	Compensation paid to Mr. Leeds includes $38,300 director fees earned and paid in cash in 2008, and $28,200 director fees paid in the form of 1,875 shares of Company common stock.

(6)	Compensation paid to Mr. Ravitz includes $41,250 director fees earned and paid in cash in 2008, and $31,200 director fees paid in the form of 2,075 shares of Company common stock.

(7)
Compensation paid to Mr. Slezak includes $44,550 director fees earned and paid in cash in 2008, and $34,200 director fees paid in the form of 2,275 shares of Company common stock. Mr. Slezak also received a grant of 8,400 stock options as part of the stock option matching program the Company put in place to compensate employees and directors willing to invest in the Company. See discussion regarding 2007 Equity Incentive Plan below.

(8)
Compensation paid to Mr. Darré includes $29,900 director fees earned and paid in cash during 2008, $14,100 director fees paid in the form of 1,128 shares of Company common stock, and $28,325 paid to Mr. Darré for his services as a Director of United Western Bank. Mr. Darré also received grants totaling 4,000 stock options as part of the stock option matching program the Company put in place to compensate employees and directors willing to invest in the Company. See discussion regarding 2007 Equity Incentive Plan below.

Members of the Board who are not employees of the Company are entitled to receive an annual retainer of: (i) $47,000 for Board members who do not chair a committee; (ii) $57,000 for the Audit Committee Chairperson; (iii) $52,000 for the Compensation Committee Chairperson and (iv $52,000 for the Nomination and Governance Committee Chairperson. Annual retainer fees are paid quarterly to the independent directors as follows: 60% in Company stock and 40% in cash. Each director who is not an employee of the Company also receives: (i) an attendance fee for scheduled Board meetings of $2,000 per meeting; (ii) a fee of $250 for each limited agenda board meeting held telephonically; (iii) a $1,000 fee for each full board meeting held telephonically; and (iv) a $250 fee for each committee meeting held telephonically (and which is not held concurrently with a board meeting). Directors are also reimbursed for reasonable out-of-pocket expenses incurred in fulfilling their duties as members of the Board and Committees of the Company.

Grants of Plan-Based Awards to Independent Directors in Fiscal 2008

Information for threshold, target, and maximum amounts for estimated future payouts under non-equity incentive plan awards and estimated future payouts under equity incentive plan awards in the table below have been omitted, as the value is zero.

				Exercise or Base
	All Other	Option	All Other	Price of
	Stock	Grant	Option	Option Awards
Name	Awards (#)(1)	Date	Awards (#)(2)	(Price/Share)
James H. Bullock	2,075	8/4/2008	2,000	$11.92
Robert T. Slezak	2,275	3/31/2008	8,400	17.90
Lester Ravitz	2,075	N/A	—	N/A
Jeffrey R. Leeds	1,875	N/A	—	N/A
Bernard C. Darré	1,128	2/8/2008	500	18.89
Bernard C. Darré	—	8/4/2008	3,500	11.92
________________________

(1)
Independent directors receive 60% of their quarterly retainer amounts in shares of our common stock issued as of the first business day of each calendar quarter at a value equal to the closing price of our common stock reported as of the immediately preceding business day. See disclosure above under Fiscal Year Ended December 31, 2008 Director Compensation.

(2)
Options granted pursuant to a stock option matching program whereby directors may be granted an option to purchase two shares of stock for every one share of qualifying stock purchased, up to a maximum grant of $75,000 annually. These options vest 20% per year over five years, with the first vesting date being the anniversary date of the date of grant.

Outstanding Equity Awards at December 31, 2008 Year-End – Independent Directors

Columns reflecting “Market value of shares or units of stock that have not vested ($),” “Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#),” and “Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)” in the table below have been eliminated, as the value is zero.

Name	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable		Equity incentive plan awards: number of securities underlying unexercised earned options	Option exercise price	Option expiration date	Number of shares or units of stock that have not vested (1)
James H. Bullock	2,500	—		2,500	$22.95	6/15/2016	—
	400	1,600	(1)	2,000	21.30	10/5/2017	1,600
	—	2,000	(1)	2,000	11.92	8/8/2018	2,000
Jeffrey R. Leeds	5,000	—		5,000	19.90	11/9/2016	—
Lester Ravitz	2,500	—		2,500	22.95	6/15/2016	—
	200	800	(1)	1,000	20.17	12/17/2017	800
Robert T. Slezak	2,500	—		2,500	22.95	6/15/2016	—
	1,366	5,468	(1)	6,834	21.30	10/5/2017	5,468
	—	8,400	(1)	8,400	17.90	3/31/2018	8,400
Bernard C. Darré	100	400	(1)	500	20.17	12/17/2017	400
	—	500	(1)	500	18.89	2/8/2018	500
	—	3,500	(1)	3,500	11.92	8/8/2018	3,500
___________________
(1)	Options vest 20% per year over a five year period, commencing one year from date of grant.

Option Exercises and Stock Vested for the Fiscal Year 2008 – Independent Directors

No director exercised any options during 2008, and therefore, the columns reporting such acquisition have been eliminated from the table below.

	Stock Awards (1)
Name	Number of shares acquired on vesting	Value realized on vesting
James H. Bullock	2,075	$31,200
Bernard C. Darré	1,128	14,100
Jeffrey R. Leeds	1,875	28,200
Lester Ravitz	2,075	31,200
Robert T. Slezak	2,275	34,200
____________________

(1)	Stock awarded quarterly to directors during 2008 as part of their annual director compensation package. These shares vest immediately upon grant.

MANAGEMENT

Directors and Executive Officers

The following sets forth the name, age, current position with the Company and the principal occupation during the last five years of the executive officers of the Company. Information with respect to the executive officers who serve on the Board of Directors is set forth above under the caption “Nominees and Continuing Directors.”

Benjamin C. Hirsh, age 52, has served as Chief Accounting Officer of the Company since April 2006. Mr. Hirsh joined the Company in November 2000 as director of internal audit and in October 2001 was appointed Chief Financial Officer of the Company’s principal subsidiary, United Western Bank, a position he held until his appointment as Chief Accounting Officer of the Company. He also serves as a director of United Western Bank, and is the President and the Financial and Operations Principal of UWIS.

OWNERSHIP OF COMMON STOCK BY
PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of Common Stock by: (i) each person known by the Company to own beneficially five percent or more of the outstanding Common Stock; (ii) each of the Company’s directors and each of the Company’s executive officers named in the Summary Compensation Table; and (iii) all directors and executive officers of the Company as a group. Unless otherwise indicated, the information in the table is given as of the Record Date and the address of each person listed in the following table is 700 17th Street, Suite 2100, Denver, Colorado 80202.

Beneficial Owner	Common Shares (1)		Percent of Common Shares (2)
Guy A. Gibson 700 17th Street, Suite 2100 Denver, CO 80202	1,305,736	(3)	18.00%
Scot T. Wetzel	36,530	(4)	*
William D. Snider	33,804		*
Michael J. McCloskey	30,954	(5)	*
Benjamin C. Hirsh	12,019	(6)	*
James H. Bullock	6,875		*
Bernard C. Darré	4,631	(7)	*
Jeffrey R. Leeds	13,240		*
Lester Ravitz	4,651	(8)	*
Robert T. Slezak	22,931	(9)	*
All directors and executive officers as a group (ten persons including those directors and executive officers named above)	1,471,370		20.29%
DePrince, Race & Zollo, Inc. 250 Park Avenue South, Suite 250 Winter Park, FL 32789-4388	719,610	(10)	9.92%
FrontPoint Partners LLC 2 Greenwich Plaza Greenwich, CT 06830-7153	654,505	(11)	9.02%
Dimensional Fund Advisors, LLC 6300 Bee Cave Road Austin, TX 78746-5149	416,117	(12)	5.74%
Sy Jacobs/Jacobs Asset Management, LLC/JAM Managers, LLC/JAM Partners, LP One Fifth Avenue New York, New York 10003	389,100	(13)	5.36%
Clover Partners, LP 2100 McKinney Avenue, Sutie 1500 Dallas, TX 75201-6928	374,200	(14)	5.16%
_________________________

*	Indicates ownership of less than 1% of the Company’s Common Stock.
(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned.

(2)	Percentages are based on 7,253,337 shares of Common Stock issued and outstanding on the Record Date.
(3)	Includes a restricted stock grant of 8,205 shares. Mr. Gibson has pledged 1,297,531of his shares.
(4)
Consists of 5,165 shares owned directly, 16,044 shares in an IRA account, 1,378 shares in Mr. Wetzel’s 401(k), 4,200 shares owned jointly with Mr. Wetzel’s spouse, and 2,200 shares owned by Mr. Wetzel’s children under the Uniform Gift to Minors Act, and restricted stock grants of 14,424 shares. Mr. Wetzel has pledged 7,043 of his shares.

(5)
Consists of 11,452 shares owned jointly with Mr. McCloskey’s spouse, 9,932 in two separate IRA accounts, restricted stock grants of 8,335 shares, and 1,235 shares owned through the Company’s Employee Stock Purchase Plan.

(6)
Consists of 3,981 shares owned jointly with Mr. Hirsh’s spouse, 1,581 in an IRA account, restricted stock grants of 2,908 shares, and 3,549 shares owned through the Company’s Employee Stock Purchase Plan.

(7)
Does not include 38,315 shares held by Bow River Capital Fund L.P. and Bow River Capital Fund II L.P., which are managed by Bow River Capital Partners, of which Mr. Darré is a partner, of which Mr. Darré has disclaimed beneficial ownership on account of agreements between him and Bow River Capital Partners which remove from Mr. Darré any voting or dispositive power or influence over the shares.

(8)	Consists of 1,026 shares owned by the Lester & Susan N. Ravitz Joint Revocable Trust, and 3,625 shares owned individually.
(9)	Consists of 19,000 shares owned by the Robert T. Slezak Trust, Robert T. and Jane G. Slezak co-trustees, and 1,649 shares owned individually.
(10)	Based on Schedule 13G filed with the Commission on February 6, 2009.
(11)
Based on Schedule SC 13G/A, filed with the Commission on February 17, 2009 , by a parent holding company or control person (Morgan Stanley), disclosing that Front Point Partners LLC holds 654,505 shares with sole voting and dispositive power.

(12)	Based on Schedule 13G filed with the Commission on February 9, 2009.
(13)	Based on Schedule 13G filed with the Commission on March 10, 2009.
(14)	Based on Schedule 13G filed with the Commission on February 3, 2009.

COMPENSATION DISCUSSION AND ANALYSIS

This is a report of the Company and its senior management team, namely, the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer and the Chief Operating Officer (the “Senior Officers”). It is not the report of the Compensation Committee. In this “Compensation Discussion and Analysis” section, the terms “we,” “our,” “us,” refer to the Company and, when the context requires, to the Senior Officers.

Overview of Compensation Philosophy and Principles

The Compensation Committee of the Board of Directors (the “Compensation Committee”) oversees the Company’s compensation programs. The Company’s compensation programs include programs designed specifically for its executive officers, including the Chairman of the Board, Chief Executive Officer (“CEO”) and the other executive officers named in the Summary Compensation Table (the “Named Executive Officers” or “NEOs”). The Compensation Committee annually reviews and approves, generally before March 31st of each year, the parameters for short term incentive compensation with respect to each calendar year for each of the Named Executive Officers. Long term incentive grants are generally considered no later than the end of the second quarter of each calendar year.

The Board of Directors established the Compensation Committee to, among other things, review and approve the compensation levels of Named Executive Officers, evaluate the performance of Named Executive Officers and consider senior management succession issues and related matters for the Company. In accordance with the Marketplace Rules of the Nasdaq Stock Market, the Compensation Committee is composed entirely of independent, non-management members of the Board of Directors. No Compensation Committee member participates in any of the Company’s employee compensation programs. Each year the Nomination and Governance Committee reviews all direct and indirect relationships that each director has with the Company and the Board of Directors subsequently reviews its findings. The Board of Directors has determined that none of the Compensation Committee members have any material business relationships with the Company. The responsibilities of the Compensation Committee are stated in its charter, which is available on the Company’s website at www.uwbancorp.com.

The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company, and which aligns executives’ interests with those of the shareholders by rewarding performance that meets or exceeds established goals, with the ultimate objective of improving shareholder value. The Compensation Committee evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to the Named Executive Officers remains competitive relative to the compensation paid to similarly situated executives of our peer companies. To that end, the Compensation Committee believes executive compensation packages provided by the Company to its Named Executive Officers should include both cash and stock-based compensation that reward performance as measured against established goals.

In order to recruit and retain the most qualified and competent individuals as Named Executive Officers, we strive to maintain a compensation program that is competitive in the labor market. The purpose of our compensation program is to reward exceptional organizational and individual performance.

The following objectives are considered by the Compensation Committee when it establishes compensation programs for our Named Executive Officers:

•	Drive and reward performance which supports the Company’s strategic goals;
•	Provide a significant percentage of total compensation that is “at-risk,” or variable, based on predetermined performance criteria;
•	Encourage stock holdings or other equity driven compensation to align the interests of Named Executive Officers with those of shareholders;
•	Design competitive compensation programs that enhance our ability to attract and retain the best performing Named Executive Officers; and
•	Set compensation and incentive levels that reflect competitive market practices.

We believe that information regarding pay practices at other companies is useful to ensure that our compensation programs are competitive in the marketplace. In addition, comparative compensation information is one factor that the Compensation Committee considers in assessing the reasonableness of its own compensation programs. We do not believe it is appropriate to establish compensation levels primarily based on benchmarking against the compensation paid by other companies.

The Senior Officers’ recommendations to the Compensation Committee for Named Executive Officer compensation, and the Compensation Committee’s review of those recommendations, are based primarily upon an assessment of each Named Executive Officer’s leadership, performance and potential to enhance long-term shareholder value. We rely upon our judgment about each individual – and not on rigid formulas or short-term changes in business performance – in determining the amount and mix of compensation elements and whether each particular payment or award provides an appropriate incentive and reward for performance that sustains and enhances long-term shareholder value. Key factors affecting our judgment include: (i) performance compared to the financial, operational and strategic goals established at the beginning of the year; (ii) nature, scope and level of responsibilities; (iii) contribution to the Company’s financial results, particularly with respect to key measurement points such as revenue, earnings and return on equity; (iv) effectiveness in leading our initiatives to increase both shareholder and customer value and productivity; (v) contribution to the Company’s commitment to corporate responsibility, including success in creating a culture of unyielding integrity and compliance with applicable laws and our ethics policies; and (vi) commitment to community leadership and diversity.

We also consider each Named Executive Officer’s current salary and we try to strike an appropriate balance between incentives for long-term and short-term performance. In addition, we review an analysis setting forth the total compensation potentially payable to, and the benefits accruing to, each Named Executive Officer, including current value of outstanding equity-based grants.

Role of Named Executive Officers in Compensation Decisions

The Compensation Committee makes all final compensation decisions for Named Executive Officers, including equity awards. The Senior Officers annually review the performance of each Named Executive Officer (other than the Chief Executive Officer and the Chairman, whose performance is initially reviewed by the Compensation Committee). The conclusions and recommendations resulting from the Senior Officers’ reviews and from an analysis prepared by the Chief Financial Officer that calculates performance against the business and financial plan (the “Plan”), together with proposed annual award amounts, are then presented to the Compensation Committee for its consideration and approval. The Compensation Committee retains complete discretion to accept, reject or modify the Senior Officers’ recommendations.

Components of the Executive Compensation Program

We believe the total compensation and benefits program for Named Executive Officers should consist of the following:

•	Base salaries;
•	Annual incentive cash compensation;
•	Retirement, health and welfare benefits; and
•	Equity-based incentive compensation.

Base Salaries

Base salaries are determined by evaluating a Named Executive Officer’s level of responsibility and experience and the Company’s performance. Adjustments to base salaries, if any, are driven primarily by individual performance and comparative data from the Survey Data (as defined below). Individual performance is evaluated by reviewing the Named Executive Officer’s success in achieving business results, promoting our core values and keys to success and demonstrating leadership abilities. We also consider the Named Executive Officer’s success in achieving business results, including the implementation of our shareholder strategies regarding our focus on community banking, the promotion of our core values and keys to success and demonstrated leadership skills.

When considering the base salary of the Named Executive Officers, the Compensation Committee reviews the compensation of comparable Named Executive Officers from the Survey Data. They also considered the Company’s continuing achievement of its short-term and long-term goals:

•	Meet earnings per share and profit after tax goals;
•	Grow and support the banking subsidiary’s community banking strategies;
•	Successfully manage institutional risk;
•	Communicate strategy and financial results effectively; and
•	Develop human resource capability and reduce attrition.

Historically, a compensation consultant has assisted the Compensation Committee in setting base salaries with the evaluation of the Survey Data, general economic conditions and marketplace compensation trends. Periodically, not more than annually, the Compensation Committee adjusts the base salaries for Named Executive Officers when:

•	The current compensation demonstrates a significant deviation from the market data;
•	It wishes to recognize outstanding individual performance; and
•	It wishes to recognize an increase in responsibility.

Aligning base salaries with those paid by other employers is especially critical to a competitive compensation program. Other elements of compensation are affected by changes in base salary since annual incentives are targeted and paid out as a percentage of base salary. The base salary for our Chief Executive Officer, Scot T. Wetzel, is determined with reference to Mr. Wetzel’s employment agreement (see discussion below). Effective October 15, 2008, Mr. Wetzel’s base salary was $400,000 per annum as provided for in his employment agreement. We believe that Mr. Wetzel’s employment agreement was negotiated in an arm’s length transaction between Mr. Wetzel and the Compensation Committee. The base salaries of all other Named Executive Officers were established in the beginning of 2006 and have been adjusted periodically by the Compensation Committee.

Annual Incentive Compensation

The annual incentive compensation awarded under the incentive compensation plan provides Named Executive Officers with the opportunity to earn cash bonuses based on the achievement of specific Company-wide performance goals. The Compensation Committee utilizes the annual incentive component of our compensation program to align Named Executive Officers’ pay with our annual (short-term) performance. Incentive bonuses are generally paid at the beginning of the first quarter of each year for the prior fiscal year’s performance and in any event prior to March 15th of the succeeding year.

The Compensation Committee approves a target incentive payout as a percentage of the base salary earned during the incentive period for each Named Executive Officer. The incentive target percentage represents the Named Executive Officer’s annual bonus opportunity if the annual performance goals of the incentive plan are achieved.

Retirement, Health and Welfare Benefits

The Named Executive Officers generally are eligible for the same benefit programs on the same basis as the rest of the broad-based employees. The health and welfare programs are intended to protect employees against catastrophic loss and encourage a healthy lifestyle. Our health and welfare programs include medical, pharmacy, dental, vision, life insurance and accidental death and disability. The Company provides full time employees, regularly scheduled to work 30 or more hours per week, short-term disability, long-term disability and basic life insurance at no cost to the employee. The Company provides Group Long Term Disability for all employees to provide income replacement in the instance of a long term disability of 60% of salary, commissions and incentive compensation to a maximum of $10,000 per month. For executives earning in excess of $200,000, additional coverage is purchased to provide them with the same income replacement of 60% of salary, commissions and incentives (the “Executive Long Term Disability Plan”). As an example: an executive earning $300,000 per year, with the additional coverage purchased by the Company, now has coverage at 60% of those earnings or $15,000 per month. The first additional $5,000 of benefit is guaranteed issue. An additional $5,000 of coverage is available with full medical underwriting. The monthly benefit for executives is up to $20,000 per month, not to exceed 60% of salary, commissions and incentives. All Company employees, including the Named Executive Officers, are generally eligible for the Company’s qualified 401(k) savings and retirement plan, as well as the Company’s Employee Stock Purchase Plan.

Equity Based Compensation

In addition to base salaries and incentive compensation, the Compensation Committee makes grants of stock options, restricted stock and other forms of equity-based compensation to Named Executive Officers. Unlike the incentive compensation program, which is focused on annual results and performance, awards of equity-based compensation are designed to encourage executives to consider longer term capital appreciation as an important objective. We believe these equity incentives are important to ensure that management balances short term earnings with longer term shareholder value. While the Company has more than one equity compensation plan in place, current awards of stock options, restricted stock or other equity-based compensation are made from the Company’s 2007 Equity Incentive Plan, as amended on December 17, 2008, by the Board of Directors to incorporate minor revisions for purposes of complying with Section 409A of the Internal Revenue Code of 1986, as amended (the “2007 Equity Plan”). See “2007 Equity Incentive Plan” below for a description of the term of awards made under that plan.

In 2007, the Compensation Committee, to encourage employee ownership of our common stock, adopted a program of awarding two options to purchase shares of the Company’s common stock for each share of our common stock purchased in the open market by the employee. These options are granted under the 2007 Equity Plan, vest ratably over five years, are for a term of ten years from date of grant, are granted with an exercise price equal to the closing value of the Company’s common stock on the date of grant and are subject to ratable forfeiture to the extent that the employee sells or otherwise disposes of the shares he or she purchased which gave rise to the option grant at any time within the vesting period. In 2008, the “two for one” program was extended to our Named Executive Officers.

Compensation Methodology

Compensation Consultant

In 2008, the Company and the Compensation Committee engaged a third party compensation consultant, The Harlon Group (“Harlon”) to provide research, analysis and commentary regarding base salary amounts and annual incentive bonus targets for the Named Executive Officers as well as components of long term compensation and the appropriate mix of these assorted components. In February 2009, the Company and the Compensation Committee reengaged Harlon to provide updated research and analysis to the Compensation Committee regarding Named Executive Officers’ 2009 compensation. The Compensation Committee annually reviews and determines the scope of Harlon’s engagement pursuant to which Harlon will provide the Compensation Committee advice and counsel in determining the Named Executive Officers’ compensation amounts and the mix of compensation for any calendar year.

Peer Group and Compensation Targets

The Compensation Committee and the Senior Officers, with the assistance of Harlon, performed a comparison study of the 2007 compensation of the Named Executive Officers at the Company with eight comparable financial institutions (the “Peer Group”). The Peer Group was used to provide a comparison of executive compensation levels against companies that have executive positions with responsibilities similar in breadth and scope to the Company and have businesses that compete with the Company for executive talent.

Below is a table showing the comparable financial institutions in the Peer Group. The Peer Group included two direct bank competitors located in the same metropolitan area as the Company—Guaranty Bancorp, Inc., and CoBiz Financial—as well as three financial institutions (First State Bancorporation, Southwest Bancorp, Inc. and Provident Financial Holdings, Inc.) which have asset sizes comparable to the Company’s. The remaining three financial institutions—Cascade Bancorp, Cascade Financial Corp. and Trustco Bank Corp. NY—are financial institutions that were generally comparable to the Company and which generally recruit individuals to fill senior management positions who are similar in skills and background to those the Company recruits.

Studies like this one cover in detail only those individuals for whom compensation information is disclosed publicly. As a result, these studies typically include only the five most highly compensated officers at each financial institution. Typically, this correlates to the Company’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and General Counsel. The Compensation Committee and management looked more extensively at a number of other factors, particularly our estimate of the targeted total compensation of our most comparable local competitors, Centennial Bank Holdings, Inc. and CoBiz Financial.

Peer Group Table

Name	Net Income (1)	Total Assets (2)	Market Capitalization(2)	One Year Shareholder Return(3)
	(Dollars in Thousands)	(Dollars in Millions)
United Western Bancorp, Inc.(4)	$9,952	$2,258.7	$67.89	-52.0%
Cascade Bancorp	-21,174	2,372.5	189.59	-49.9
Cascade Financial Corp	2,090	1,637.3	65.67	-58.0
Guaranty Bancorp, Inc.	-256,736	2,102.7	102.47	-65.4
CoBiz Financial, Inc.	1,328	2,684.3	227.67	-32.6
First State Bancorporation	-124,631	3,444.0	33.51	-86.8
Provident Financial Holdings Inc.	-6,978	1,551.1	28.06	-70.2
Southwest Bancorp Inc.	14,901	2,879.8	188.93	-27.2
Trustco Bank Corp NY	34,077	3,506.8	723.56	00.3
_____________________

(1)	Net Income is for the trailing 12-months ended December 31, 2008.
(2)	Total Assets and Market Capitalization is as of December 31, 2008.
(3)
One Year Shareholder Return determined from December 29, 2007 to December 31, 2008. Total Shareholder Return is defined as closing share price at end of period, less starting period closing share price, plus dividends declared for the period, divided by starting period closing share price.

(4)	The Company is included in this schedule for comparison purposes.

In order to remain consistent from year to year, we plan to use the Peer Group as part of our annual marketplace study. On the other hand, because some of the specific financial institutions included in the Peer Group may change their size, relevance or other pertinent factors, the Peer Group could include new or different companies in the future. The same Peer Group was used in the 2008 analysis except that Vineyard National Bancorp no longer files public reports and two other members of the group that were used in 2006 (PFF Bancorp, Inc. and Franklin Bank Corp.) ceased to exist as independent entities, and were therefore eliminated from the study. The Compensation Committee intends to select replacement peers for these companies in 2009. Guaranty Bancorp was formerly known as Centennial Bank Holdings, Inc.

The Compensation Committee reviews compensation data, such as the data collected from the Peer Group, prepared with the assistance of Harlon (the “Survey Data”) to ensure that our total Named Executive Officer compensation program is competitive. The Survey Data is a compilation of compensation and other data prepared by Harlon based upon its review of the Peer Group as well as other companies that participate in banking surveys.

Measurements Used for Incentive Compensation Programs

In the first quarter of 2008, the Compensation Committee, working with the Senior Officers, adopted a general outline of performance-based measurements for defining Named Executive Officer incentive compensation for 2008. These metrics (the “Performance Measurements”) are defined and their use in Named Executive Officers’ annual incentive compensation is described below:

Community Bank Management

In 2008, Community Bank Management related to the continued implementation of the Company’s 2006 re-direction toward community banking, and included a specified amount of net additions to outstanding community bank loans, net additions to community bank deposits and the opening of additional community banking centers. Each of these criteria was assigned a weighting of 13.33% for a total weighting in this category of 40%.

Financial Measurements

The Financial Measurements reflect the Company’s adherence to the financial portion of the Plan. This portion of the Plan, devised by the Senior Officers and approved by the Board of Directors, contains initiatives in virtually all phases of the Company’s community banking and non-banking operations. The goal was to maximize shareholder value in 2008 by increasing earnings and implementing numerous initiatives in the areas of operating efficiency, asset and liability mix, and asset quality. A significant feature of this portion of the Plan related to changes in the asset and liability mix of United Western Bank. Earnings per share and net income are also taken into account. The factors considered in this area of our incentive compensation plan in 2008 were aggregate earnings per share for the year (a 40% weighting) and our return on average equity for the year (a 20% weighting).

Wholesale Bank Management

Wholesale Bank Management is comprised of: (a) continued successful management of institutional risk for the bank subsidiary and the Company, which includes targets regarding asset quality and interest rate risk; (b) reduction in liability costs; and (c) the quality of the regulatory relationship with the Office of Thrift Supervision and, with respect to the Company’s Sterling Trust subsidiary, the Texas Department of Banking. In 2008, the Compensation Committee did not give any specific weighting to any element of this metric and instead used its analysis of our performance in regard to these factors in determining the exercise of its discretionary awards of 2008 incentive compensation.

2008 Compensation Analysis

In 2008, Harlon assisted the Compensation Committee by providing comparative market data on compensation practices and programs based on an analysis of our peer competitors. Harlon also provided guidance on industry best practices.

In December 2007, after consultation with the Company’s Senior Officers and after review of the Harlon research, analysis and recommendations, the Compensation Committee approved 2008 base salaries and established target incentive bonus amounts for the Senior Officers in 2008, with 200% of base salary set as the maximum incentive bonus amount except for the incentive bonus amount for the Chief Accounting Officer, which was reserved for a later date at the discretion of the Compensation Committee.

2008 Base Salaries

The Compensation Committee established this cash compensation structure, which sets base salaries as a lower percentage of total target compensation than incentive bonus amounts, in order to foster a performance driven culture within the Company.

2008 Incentive Compensation

The 2008 Incentive Compensation Plan established a set of community bank and financial performance related measurements for the Named Executive Officers. Each Named Executive Officer was expected to participate in incentive compensation in 2008 to the extent of the performance measurements achieved based on his annual base salary amount. These measurements were selected to drive annual performance. For 2008, the Compensation Committee devised the Performance Measurements to replace the previous financial and non-financial measurements amended in 2007. Each Performance Measurement has a weight within the Plan, and the sum of the weights is 100%.

In prior years, 2006 and 2007, the Compensation Committee allocated performance measurements to certain legacy assets and operations existing at the time new management took over our operations with a view to demanding attention to those assets and operations. In 2007, there was more emphasis placed on current community banking and current financial metrics than in 2006. In 2008, the Compensation Committee determined to focus all of the Named Executive Officers’ short term incentive opportunity on the community banking and current financial metrics. The Compensation Committee made this election because the Company was entering its third year of its transition from a wholesale bank to a community bank and the Compensation Committee wanted the Named Executive Officers to concentrate the majority of their energies on our community banking endeavors.

Incentive Compensation Measurements and Weighting

For 2008, the incentive compensation measurements and weightings were the same for each of the Named Executive Officers (other than the Chief Accounting Officer whose short term incentive compensation was determined by the Compensation Committee in December 2008):

			Measurement Weighting
Criteria	Business Plan Targets	Measurement Weighting	Threshold	Target	Maximum

Community Bank Measurements:
Community Bank Loan Growth	$329,417,000	13.33%	70%	100%	120%
Community Bank Deposit Growth	$136,000,000	13.33%	70%	100%	120%
Community Bank Center Development	2	13.33%	70%	100%	120%

Financial Measurements:
Aggregate earnings per share for the year (primary)	$1.83	40.00%	70%	100%	120%
Return on average equity (1)	10.91%	20.00%	70%	100%	120%
Total		100.00%
______________________________

(1)
The term "return on average equity" is defined to mean the percentage determined by dividing aggregate net income for the calendar year 2008 by the average equity of the Company for 2008 calendar year, consistently calculated.

Performance targets were established at levels that the Compensation Committee believed were achievable based on our financial plan for 2008, but exceptional performance was to be rewarded with additional incentive compensation on a factor by factor basis. Performance below target levels was expected to lead to reduced incentive compensation. The Compensation Committee reserved to itself the ability to award discretionary compensation, in an amount not to exceed 20% of each Named Executive Officer’s base salary, to each Named Executive Officer based on their appraisal of each Named Executive Officer’s contribution to our success in 2008.

The amount to be paid to each Named Executive Officer as annual incentive compensation for 2008 was determined by reviewing each Named Executive Officer’s individual performance combined with the Performance Measurements as previously discussed. As discussed above, with the exception of the Chief Accounting Officer, the Compensation Committee analyzed a Named Executive Officer’s and the Company’s performance for the year and then determined the incentive level based upon a targeted percentage of base salary. Since the Compensation Committee had not established a targeted incentive bonus amount for the Chief Accounting Officer at the beginning of 2008, the Chief Accounting Officer’s incentive bonus amount was based on the recommendation of the Senior Officers after considering the Chief Accounting Officer’s contribution to the Company in 2008. To allow for the possibility of a range of performance within performance factors (e.g., Community Bank Management), in 2008 the Compensation Committee adopted a set of multipliers as set forth below to be applied to the individual factors affecting total incentive compensation payments as set forth below:

Incentive Compensation Factor Multipliers

Annual Incentive Opportunity
	Minimum	Below Plan	Plan	Above Plan
Multiplier of Award Weighting	0	50%	100%	200%
Percent of Strategic Plan Achieved	Under 70% of Plan	70%-99% of Plan	100% of Plan	100%-120% of Plan

For example, if the Compensation Committee determined that the Company had achieved 95% of its community bank loan growth objective, the multiple assigned to such Performance Measurement would be 50%, whereas if the Compensation Committee determined that the Company had only achieved 69% of its community bank loan growth objective, the multiple assigned to the Performance Measurement would be 0%.

To assist the Company in its determination of the Named Executive Officers’ success in managing the Company throughout the year, the Compensation Committee asked the Company’s Chief Financial Officer to compare the Company’s 2008 actual performance with the Performance Measurements. The Chief Financial Officer advised the Compensation Committee in writing of his conclusions in December 2008 and February 2009. With respect to 2008, our Chief Financial Officer advised the Compensation Committee that the Company had met its goal for community bank center development, exceeded its goal with regard to community bank loans by $68.2 million and fell short of the Company’s target with regard to community bank deposits by $24.7 million, but achieved in excess of the threshold level of community bank deposits by $17.6 million. The Chief Financial Officer further advised the Committee that as to the Financial Measurements, the Company’s earnings per primary share outstanding for 2008 was $1.39 per share, which fell short of the target, but was above the threshold amount, and the Company’s return on average equity for 2008 was 9.06%, which fell short of the target, but was above the threshold amount.

Based on this analysis of the Performance Measurements, the Chief Financial Officer and the other Senior Officers recommended that the cash incentive compensation for 2008 be below the maximum target amounts assigned for each Senior Officer. Following presentations from the Chief Financial Officer, the Compensation Committee met in executive session to consider the information provided and other elements as the Compensation Committee members determined. After reviewing the information provided by the Chief Financial Officer, the Compensation Committee elected to award the maximum discretionary amount (20% of base salary) of short term incentive compensation to each Senior Officer. The Committee made its discretionary award in light of our continued positive performance with regard to the wholesale bank measurements and our aggregate performance in the face of the trying economic circumstances presented by the recent downturn in the financial markets.

2008 Equity Based Compensation

In 2008, the following restricted stock awards were made to Named Executive Officers by the Compensation Committee under the 2007 Equity Plan. These awards were granted by the Compensation Committee in March 2008.

Name	Restricted Stock Grant
Guy A. Gibson	8,205 shares
Scot T. Wetzel	6,460 shares
William D. Snider	3,126 shares
Michael J. McCloskey	3,215 shares
Benjamin C. Hirsh	2,000 shares

The granting of equity-based compensation to Named Executive Officers, employees, directors and consultants has generally been made annually. Typically, we make annual grants of equity-based compensation to our Named Executive Officers and employees. Named Executive Officers and other employees may also receive stock options at or near the time of their hire. We believe that grants of equity-based compensation serve as effective long term incentives for Named Executive Officers that encourage them to remain with the Company and continue to excel in their performance.

2008 Retirement Health & Welfare Benefits

In 2008, the Compensation Committee established the Executive Long Term Disability Plan as described above and our Named Executive Officers participate in such plan. The Compensation Committee did not grant any other supplemental retirement, health or welfare benefits to any of the Named Executive Officers during 2008. We will continue to monitor and evaluate the compensation being paid to executives of the other companies in the Peer Group to determine whether it would be appropriate to grant any such benefits to the Company’s Named Executive Officers.

Severance Plan

The Company has no severance plan in place for any of its Named Executive Officers except for Mr. Wetzel, as described below.

Employment Agreements and Arrangements

On December 31, 2008, we entered into a new employment agreement with Scot T. Wetzel, our President and Chief Executive Officer, effective October 15, 2008 (the “Agreement”). The Agreement supersedes and replaces the prior employment agreement between the Company and Mr. Wetzel effective January 11, 2006. The Agreement provides that Mr. Wetzel will continue to serve as the Company’s President and Chief Executive Officer for a three-year period commencing on the effective date of the Agreement, October 15, 2008, or until the Company terminates his employment or he resigns, if earlier. Under the Agreement, Mr. Wetzel’s salary has been increased from $375,000 to $400,000 per annum. In addition, Mr. Wetzel is eligible to participate in the Company’s employee benefit plans and other benefits provided in the same manner and to the same extent as the Company’s other executive officers, and is entitled to participate in the Company’s Executive Incentive Plan.

The Agreement further provides that Mr. Wetzel will receive severance benefits if, prior to the Agreement’s expiration, the Company terminates his employment for any reason other than “cause” (as defined in the Agreement) or Mr. Wetzel terminates his employment for “good reason” (as defined in the Agreement), which includes a resignation by Mr. Wetzel if the Chairman of the Board is removed or resigns from such position (other than pursuant to an order by or agreement with a regulatory agency having jurisdiction over the Company), Mr. Wetzel is not named as the successor Chairman of the Board, and the parties cannot otherwise negotiate a mutually agreeable resolution of Mr. Wetzel’s concerns resulting from a failure to appoint him as the successor Chairman of the Board. In the event of a termination by the Company without “cause” or a voluntary termination by Mr. Wetzel for “good reason,” Mr. Wetzel will be entitled to the greater of: (a) the average of the amount displayed (or to be displayed) in the total compensation column in the Summary Compensation Table of the Company’s proxy statement for the two calendar years immediately preceding Mr. Wetzel’s date of employment termination (“Total Annual Compensation”); and (b) the Total Annual Compensation multiplied by the number determined by dividing the number of whole months and fractions thereof in the remaining term of the Agreement as of Mr. Wetzel’s date of employment termination by 12. Payment of Mr. Wetzel’s severance is subject to receipt by the Company of a general release from Mr. Wetzel and will be deferred for a period of six (6) months after the termination of his employment as required by Section 409A of the Internal Revenue Code of 1986, as amended (the :Code”). Mr. Wetzel is also entitled to a pro rata portion of any cash bonus payable for the year of termination of employment, gross up payments for any excise or other taxes imposed pursuant to Section 4999 or Section 409A of the Code, and the continuation of health care benefits following the termination of his employment. At the discretion of the Compensation Committee, Mr. Wetzel may also receive other benefits while he is employed by the Company and in the event of his termination.

The Agreement also contains confidentiality provisions, a covenant not to solicit employees or clients, and non-compete provisions. The confidentiality provisions apply during employment and post-employment. If Mr. Wetzel is terminated for any reason other than “cause,” the covenant not to solicit employees or clients applies during the longer of: (a) the period following the termination of his employment that Mr. Wetzel is receiving any severance payments from the Company; or (b) one year following his termination. If Mr. Wetzel’s employment terminates for any reason, the Company has the right to purchase, for a monthly payment equal to one-twelfth of his Total Annual Compensation, a non-compete agreement from Mr. Wetzel for a period of between one and twelve months, in the Company’s discretion, during which period Mr. Wetzel would be prohibited from, directly or indirectly, (i) engaging in any business engaged in by the Company or the Company’s wholly-owned subsidiary, United Western Bank (collectively, the “Business”) in the state of Colorado or any other state where, as of the date of termination of Mr. Wetzel’s employment, the Company has existing banking operations or other sales offices or has invested a substantial amount of effort or money with the intent of establishing banking operations or sales offices (the “Territory”), (ii) interfering with the Business, or (iii) owning, managing, controlling, participating in, consulting with, rendering services for or in any manner engaging in or representing any business within the Territory that is competitive with the Business as such business is conducted or proposed to be conducted from and after the date of this Agreement; provided, however, that Mr. Wetzel may be a passive owner of not more than five percent (5%) of the outstanding stock of any class of a corporation which is publicly traded that competes with the Business so long as he has no active participation in the business of such corporation. If Mr. Wetzel is terminated for “cause” and the Company purchases a non-compete agreement, the covenant not to solicit employees or clients also applies during the longer of: (a) the period of the non-compete agreement; or (b) one year following his termination.

Pursuant to the terms of the Agreement, the Company and Mr. Wetzel also entered into an indemnification agreement, a copy of which is attached as an exhibit to the Agreement and described under “Indemnification Agreements” below.

Notwithstanding the foregoing, to the extent the Company participates in the TARP Capital Purchase Program under the Emergency Economic Stabilization Act of 2008 (the “EESA”), which it may elect to do if its application is accepted, in no event is the Company obligated to make a payment to Mr. Wetzel under the Agreement that would cause a violation of Section 111 of the EESA (a “111 Violation”). If more than one type of payment under the Agreement would cause a 111 Violation requiring the elimination of a portion of the payments, then to the extent necessary to avoid a 111 Violation, any payments in respect of the non-compete provision first shall be reduced, if such payment relates to a period longer than six months, to a payment period no less than six months, and there shall be a corresponding reduction in the period to which the non-compete relates. Following the reduction described in the preceding sentence or if no such reduction is possible, payments in respect of any excise or other taxes imposed pursuant to Section 4999 or Section 409A of the Code shall be reduced or eliminated.

Change in Control Agreements

We have no Change in Control Agreements with any of the Named Executive Officers of the Company or with any other employee of the Company other than the provisions of Mr. Wetzel’s employment agreement, discussed above.

Indemnification Agreement

We have no indemnification agreements with any of the Named Executive Officers of the Company or with any other employee of the Company except for Mr. Wetzel with whom we entered into an indemnification agreement in connection with his employment agreement and as a condition to his continued service to the Company. That indemnification agreement requires us to, among other things, indemnify Mr. Wetzel against certain liabilities that may arise by reason of his status or service as a director or officer of the Company, to advance his expenses incurred as a result of a proceeding as to which he may be indemnified and to cover him under any directors’ and officers’ liability insurance policy we maintain. This indemnification agreement is intended to provide indemnification rights to the fullest extent permitted under applicable indemnification rights statutes in the State of Colorado and to be in addition to any other rights he may have to indemnification under the Company’s Articles of Incorporation, Bylaws and applicable law.

In addition, the Company’s Articles of Incorporation and Bylaws provide that the Company must indemnify its directors, officers and employees to the fullest extent permitted by Colorado law, including those circumstances in which indemnification would otherwise be discretionary. Colorado law generally permits a corporation to provide indemnification if the individual: (i) acted in good faith; and (ii) reasonably believed that, in the case of conduct in an official capacity, such conduct was in the corporation’s best interests and, in all other cases, that such conduct was at least not opposed to the corporation’s best interest. Under Colorado law, a corporation may not provide indemnification in connection with a proceeding by or in the right of the corporation if the individual is adjudged to be liable to the corporation, or, in connection with any other proceeding, if the individual is adjudged liable on the basis that he or she derived an improper personal benefit.

Stock Ownership Guidelines

The Board of Directors, upon the Compensation Committee’s recommendation, adopted Stock Ownership Guidelines for our Named Executive Officers to ensure that they have a meaningful economic stake in the Company (the “Guidelines”). The Guidelines are designed to satisfy an individual Named Executive Officer’s need for portfolio diversification, while maintaining management stock ownership at levels high enough to assure our stockholders of management’s commitment to value creation.

The Compensation Committee will annually review each Named Executive Officer’s compensation and stock ownership levels for adherence to the Guidelines and to consider potential modifications of or exceptions to the Guidelines. The CEO is responsible for day-to-day monitoring of the NEOs’ compliance with the Guidelines. Only the Compensation Committee or the CEO can approve deviations from the Guidelines. The Guidelines currently recommend that the following Named Executive Officers have direct ownership of our common stock in at least the following amounts:

Stock Ownership Level

Officer Positions	Multiple of Salary
Chief Executive Officer	3x
Chief Financial Officer, Chief Operating Officer and Chief Accounting Officer	1x

The Guidelines encourage the Named Executive Officers to comply with the Guidelines by the later of February 13, 2010 or three years after the date appointed to a position subject to the Guidelines.

Tax Implications of Executive Compensation

Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to the CEO or any other Named Executive Officer unless the compensation is performance-based compensation as described in Section 162(m) and the related regulations. We have qualified certain compensation paid to Named Executive Officers for deductibility under Section 162(m), including (i) certain amounts paid under the 2001 Incentive Compensation Plan, (ii) certain compensation expense related to options granted pursuant to the 1996 Stock Option Plan, the 2006 Special Option Plan and the 2007 Equity Incentive Plan. We may from time to time pay compensation to our Named Executive Officers that may not be deductible under Section 162(m), including discretionary bonuses or other types of compensation outside of our plans.

Although equity awards may be deductible for tax purposes by the Company, the accounting rules pursuant to FAS 123(R) require that the portion of the tax benefit in excess of the financial compensation cost be recorded to paid-in-capital.

Participation in TARP Capital Purchase Program

On November 7, 2008, we applied for proceeds in an amount up to 3% of our risk weighted assets at September 30, 2008 under the TARP Capital Purchase Program (“CPP”) initiated by the United States Department of the Treasury (“Treasury”) pursuant to the Emergency Economic Stabilization Act of 2008, as amended (“EESA”). On February 17, 2009, Section 111(e) of the EESA, which governs executive compensation of participants in the CPP, was amended by the American Recovery and Reinvestment Act of 2009. As amended, the new Section 111(e) (the “New Section 111”) requires the Secretary of the Treasury to establish updated executive compensation and corporate governance standards for executives of CPP participants covering, among other things, a restriction limiting any bonuses to certain executive officers to restricted stock of the company in amount not to exceed 33.3% of total compensation for any one fiscal year, the elimination of any termination or other “golden parachute” payments to the covered executive officers, the imposition of “claw back” agreements designed to recover any bonuses paid to certain executives in the event of certain misrepresentations concerning company performance and the avoidance of unnecessary risk taking by the covered executives in the management of the company’s operations. Our application was endorsed to Treasury by the Office of Thrift Supervision (“OTS”), our principal regulator. As of the date of this solicitation, our application was still pending before Treasury. If we are awarded a CPP investment by the Treasury, in any amount, we will be subject to the provisions of the EESA, including the provisions of New Section 111 set forth above.

COMPENSATION COMMITTEE REPORT

The Compensation Committee held 11 meetings during calendar year 2008. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the Compensation Committee, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement to be delivered to shareholders.

Compensation Committee of the Board of Directors
Lester Ravitz – Chairman
James H. Bullock
Bernard C. Darré
Jeffrey R. Leeds
Robert T. Slezak

Notwithstanding any SEC filing by the Company that includes or incorporates by reference other SEC filings in part or in their entirety, this Compensation Committee Report shall not be deemed to be “filed” with the SEC except as specifically provided otherwise therein.

EXECUTIVE COMPENSATION - SUMMARY COMPENSATION TABLE

The following table sets forth for each of the Named Executive Officers: (i) the dollar value of base salary and bonus earned during the years ended December 31, 2008, 2007 and 2006; (ii) the aggregate grant date fair value of stock and option awards granted during the year, computed in accordance with FAS 123R; (iii) the dollar value of earnings for services pursuant to awards granted during the year under non-equity incentive plans; (iv) the change in pension value and non-qualified deferred compensation earnings during the year; (v) all other compensation for the year; and, finally, (vi) the dollar value of total compensation for the year. Information representing changes in pension value and non-qualified deferred compensation is omitted because the amount for all individuals in respect to such items is zero dollars.

Summary Compensation Table - Named Executive Officers

Name & Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards (2)	Nonequity Incentive Plan Compensation	All Other Compensation	Total
Guy A. Gibson (3)	2008	$300,000		$113,065	$—	$310,320	$6,900	$730,285
Chairman of the Board	2007	300,000			—	375,000	6,750	681,750
	2006	250,000			—	212,500	7,500	470,000

Scot T. Wetzel (4)	2008	380,208		89,019	28,032	389,784	59,710	946,753
President & CEO	2007	375,000		133,034	—	468,750	45,510	1,022,294
	2006	300,000	$100,000		183,292	255,000	34,760	873,052

William D. Snider (5)	2008	300,000		43,076	52,369	310,320	48,427	754,192
Chief Financial Officer	2007	300,000		85,527	285,128	369,000	33,550	1,073,205
	2006	225,000			36,144	212,500	23,500	497,144

Michael J. McCloskey (6)	2008	300,000		44,303	44,712	310,320	31,507	730,842
Chief Operating Officer	2007	300,000		85,527	—	306,000	14,750	706,277
	2006	250,000			98,192	212,500	14,000	574,692

Benjamin C. Hirsh (7)	2008	200,000		27,560	15,227	73,250	36,704	352,741
Chief Accounting Officer	2007	200,000		15,168	23,300	85,000	29,800	353,268
	2006	200,000	100,000		3,814	50,000	24,400	378,214

Jeffrey R. Leventhal (8)	2008	150,000			—	—	6,942	156,942
Former General Counsel	2007	143,974			88,189	120,000	—	352,163
____________________________
(1)
For each of the restricted stock grants, the value shown is based on the fair value at the date of grant determined in accordance with FAS 123(R). See the Company’s Annual Report for the year ended December 31, 2008 for a complete description of the FAS 123(R) valuation disclosures.

(2)
For each of the stock option grants, the value shown is the fair value at the date of grant determined in accordance with FAS 123(R). The cost of these options is also included in the Company’s financial statements in accordance with FAS 123(R). See the Company’s Annual Report for the year ended December 31, 2008 for a complete description of the FAS 123(R) valuation disclosures. The actual number of awards granted is shown in the “Grants of Plan Based Awards” table included in this filing.

(3)	Mr. Gibson received $6,900 as the Company contribution to his 401(k) Plan.

(4)
Mr. Wetzel received $6,900 as the Company contribution to his 401(k) Plan, director fees in the amount of $23,150 for services as a Director of United Western Bank, $9,000 annual car allowance, annual parking of $2,460, club fees of $3,350, long-term disability premiums of $3,009 and legal fees in connection with the negotiation of his employment agreement in the amount of $11,841, for a total of $59,710 in “all other compensation.”

(5)
Mr. Snider received $6,900 as the Company contribution to his 401(k) Plan, $23,150 and $13,000 for acting as a director of United Western Bank and Sterling Trust Company, respectively, both affiliates of the Company, annual parking of $2,460, and long-term disability premiums of $2,917, for a total of $48,427 in “all other compensation.”

(6)
Mr. McCloskey received $6,900 as the Company contribution to his 401(k) Plan, $13,000 for acting as a director of Sterling Trust Company, an affiliate of the Company, annual parking of $2,460, club fees of $6,230, and long-term disability premiums of $2,917, for a total of $31,507 in “all other compensation.”

(7)
Mr. Hirsh received $6,900 as the Company contribution to his 401(k) Plan, $26,150 for acting as a director of United Western Bank, an affiliate of the Company, annual parking of $2,460, continuing education and professional license fees of $950, and long-term disability premiums of $244, for a total of $36,704 in “all other compensation.”

(8)
While Mr. Leventhal’s annual base salary in 2008 was $200,000, the amount shown represents partial year compensation through his employment termination date of September 30, 2008. Mr. Leventhal received $5,305 as the Company contribution to his 401(k) Plan, annual parking of $1,440 and long-term disability premiums of $197, for a total of $6,942 in “all other compensation.”

GRANT OF PLAN-BASED AWARDS TABLE

The following table sets forth information regarding all incentive plan awards that were made to the Named Executive Officers during 2008, including the incentive plan awards (equity based and non-equity based) and other plan-based awards. Disclosure on a separate line item is provided for each grant of an award made to a named executive officer during the year. The information supplements the dollar value disclosure of stock, option and non-stock awards in the Summary Compensation Table by providing additional details about such awards. The columns for equity incentive-based awards, which are awards subject to a performance condition or a market condition as those terms are defined by FAS 123(R) and nonequity incentive plan awards, which are awards that are not subject to FAS 123R and are intended to serve as an incentive for performance to occur over a specified period, are omitted because the amounts are zero dollars.

In the table below, “Estimated Future Payouts Under Nonequity Incentive Plan Awards” and “Estimated Future Payouts Under Equity Incentive Plan Awards” have been omitted, as the value for Threshold, Target and Maximum in each of those categories is zero.
Name	All Other Stock Awards (#) (1)	Option Grant Date	All Other Option Awards(#) (2)	Exercise or Base Price of Option Awards (Price/Share) (3)
Guy A. Gibson	8,205	N/A	—	N/A

Scot T. Wetzel	6,460	3/31/2008	2,756	$17.90
		8/4/2008	6,400	11.92

William D. Snider	3,126	5/1/2008	12,400	17.09
		8/4/2008	2,000	11.92

Michael J. McCloskey	3,215	3/31/2008	7,940	17.90
		5/15/2008	2,136	17.31
		8/4/2008	1,998	11.92

Benjamin C. Hirsh	2,000	3/31/2008	3,880	17.90
__________________________
(1)	Represents grant of restricted stock under the 2007 Equity Incentive Plan. Stock vests annually over five years. All stock awards reported in this table were awarded on March 31, 2008.

(2)	Represents options granted under the stock option matching program and the 2007 Equity Incentive Plan. See discussion regarding 2007 Equity Incentive Plan below..

(3)	The exercise price for each stock option is the closing stock price on the date of grant. See discussion regarding 2007 Equity Incentive Plan below.

Below are the material factors necessary to understand the information in both the Summary Compensation Table and the Grants of Plan-Based Awards Table.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table sets forth information on outstanding option and stock awards held by the Named Executive Officers at December 31, 2008, including the number of shares underlying both exercisable and unexercisable portions of each stock option as well as the exercise price and the expiration date of each outstanding option. Note that the column representing “Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested” has not been included in the table as the value was zero.

	Option Awards						Stock Awards
Name	Number of securities underlying unexercised options exercisable	Number of securities underling unexercised options un-exercisable (1)	Equity incentive plan awards: number of securities underlying unexercised earned options	Option exercise price	Option expiration date	Number of shares or units of stock that have not vested (2)	Market value of shares or units of stock that have not vested (3)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested

Guy A. Gibson	—	—	—	$—	—	8,205	$76,799	8,205

Scot T. Wetzel	80,000	120,000	200,000	19.00	1/11/2016	12,831	120,098	12,831
	—	2,756	2,756	17.90	3/31/2018
	—	6,400	6,400	11.92	8/4/2018

William D. Snider	16,000	24,000	40,000	19.00	1/19/2016	7,222	67,598	7,222
	200	300	500	22.75	3/10/2016
	9,000	36,000	45,000	20.40	2/13/2017
	1,866	7,464	9,330	21.30	10/5/2017
	—	12,400	12,400	17.09	5/1/2018
	—	2,000	2,000	11.92	8/4/2018

Michael J. McCloskey	42,857	64,286	107,143	19.00	1/11/2016	7,311	68,431	7,311
	—	7,940	7,940	17.90	3/31/2018
	—	2,136	2,136	17.31	5/15/2018
	—	1,998	1,998	11.92	8/4/2018

Benjamin C. Hirsh	2,000	3,000	5,000	20.76	1/26/2016	2,726	25,515	2,726
	1,000	4,000	5,000	21.30	10/5/2017
	—	3,880	3,880	17.90	3/31/2018
_________________________________
(1)
All options for the Named Executive Officers vest over a period of five years, with the first 20% vesting one year after the date of grant. The options are exercisable for 10 years, and expire on the date 10 years from the date of grant.

(2)	Grants of restricted stock for the Named Executive Officers vest over a period of five years.
(3)
For each of the unvested restricted stock grants, the value shown is based on the closing price of the Company’s stock on December 31, 2008 ($9.36), multiplied by the number of unvested restricted shares.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth information regarding the number of equity awards that were vested during fiscal year 2008. No information is given for the exercise of stock options since none of the named parties exercised any stock options in 2008.

	Restricted Stock
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Scot T. Wetzel	1,593	$27,623
William D. Snider	1,024	17,756
Michael J. McCloskey	1,024	17,756
Benjamin C. Hirsh	182	3,156
_____________
(1)
The value realized upon vesting is derived by multiplying the number of shares acquired on vesting by the closing price of UWBK common stock on May 19, 2008 ($17.34), the date on which the restriction on the shares expired.

PENSION BENEFITS

The table disclosing the actuarial present value of each Named Executive Officer’s accumulated benefit under defined benefit plans, the number of years of credited service under each such plan, and the amount of pension benefits paid to each Named Executive Officer during the year is omitted because the Company does not have a defined benefit plan for Named Executive Officers. The only retirement plan available to Named Executive Officers in 2008 was the Company’s qualified 401(k) savings and retirement plan, which is available to all employees.

NON-QUALIFIED DEFERRED COMPENSATION

The table disclosing contributions to non-qualified defined contributions and other deferred compensation plans, each Named Executive Officer’s withdrawals, earnings and fiscal year end balances in those plans is omitted because, in 2008 the Company had no non-qualified deferred compensation plans or benefits for executive officers or other employees of the Company.

POTENTIAL PAYMENTS UPON A TERMINATION OR CHANGE IN CONTROL

Employment Agreement with Scot T. Wetzel

Mr. Wetzel is the only Named Executive Officer who has an employment agreement with the Company. As discussed in “Compensation Discussion and Analysis – Employment Agreements and Arrangements” above, Mr. Wetzel’s Employment Agreement has certain provisions addressing his termination of employment with the Company. The term of the employment agreement is for three years and expires on October 15, 2011, with one-year automatic renewals unless, three months prior to the expiration period, either party gives the other party prior written notice of their intention not to renew the agreement.

Early Termination of Mr. Wetzel’s Employment

As previously noted, Mr. Wetzel’s employment agreement with the Company (the “Agreement”) provides that Mr. Wetzel will receive severance benefits if, prior to the Agreement’s expiration, the Company terminates his employment for any reason other than “cause” (as defined in Section 5.e. of the Agreement) or Mr. Wetzel terminates his employment for “good reason” (as defined in Sections 5.c.ii. and 5.c.iii. of the Agreement), which includes a resignation by Mr. Wetzel if the Chairman of the Board is removed or resigns from such position (other than pursuant to an order by or agreement with a regulatory agency having jurisdiction over the Company), Mr. Wetzel is not named as the successor Chairman of the Board, and the parties cannot otherwise negotiate a mutually agreeable resolution of Mr. Wetzel’s concerns resulting from a failure to appoint him as the successor Chairman of the Board. In the event of a termination by the Company without “cause” or a voluntary termination by Mr. Wetzel for “good reason” (collectively, an “Early Termination”), Mr. Wetzel will be entitled to the greater of (a) the average of the amount displayed (or to be displayed) in the total compensation column in the Summary Compensation Table of the Company’s proxy statement for the two calendar years immediately preceding Mr. Wetzel’s date of employment termination (“Total Annual Compensation”) and (b) the Total Annual Compensation multiplied by the number determined by dividing the number of whole months and fractions thereof in the remaining term of the Agreement as of Executive’s date of employment termination by twelve (12). In addition, on account of an Early Termination, Mr. Wetzel is also entitled to a pro rata portion of any cash bonus payable for the year of termination of employment, gross up payments for any excise or other taxes imposed pursuant to Section 4999 or Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the continuation of health care benefits following the termination of his employment.

If Mr. Wetzel’s employment had been terminated on December 31, 2008, due to Early Termination, we estimate that the value of payments and benefits described in clauses (a) or (b) (whichever is greater) that he would have been eligible to receive is as follows: greater of (a) $947,673 (average of Total Annual Compensation of $873,052 for 2006 and $1,022,294 for 2007) and (b) $2,645,587 ($947,673 multiplied by 33.5 divided by 12) for the remaining term of his employment agreement). In addition, Mr. Wetzel would be entitled to his accrued, but unpaid 2008 bonus of $0, additional gross up payments for taxes of $0, and continuation of health care benefits of $18,000 (which is estimated at $1,000 a month for an 18 month period). The aggregate value is estimated to be $2,663,587.

Termination of Employment by Mr. Wetzel Without Cause

If Mr. Wetzel’s employment is terminated by him for any reason other than a good reason (as defined in the Agreement), he is to receive only those vested benefits to which he is entitled under the terms of the employee benefit plans in which he is a participant as of the date of termination and a lump sum amount in cash equal to the sum of (i) his base salary through the date of termination; (ii) any compensation previously deferred by him (together with any accrued interest or earnings thereon) and any accrued vacation pay; and (iii) any other amounts due him as of the date of termination, in each case to the extent not theretofore paid.

If Mr. Wetzel’s employment had been terminated by him for any reason other than a good reason (as defined in the Agreement) on December 31, 2008, then the Company’s only obligation to Mr. Wetzel with respect to compensation would have been payment of any unpaid salary, and any accrued, unused vacation compensation earned as of December 31, 2008.

Termination of Mr. Wetzel’s Employment Due to Death or Disability

Termination of Mr. Wetzel’s employment due to his disability or death is treated as if Mr. Wetzel voluntarily terminated his employment without good reason. Therefore if Mr. Wetzel’s employment had terminated on December 31, 2008, due to death or disability, then the Company’s only obligation with respect to compensation would have been payment of any unpaid salary and any accrued, unused vacation compensation earned as of December 31, 2008. In the event of Mr. Wetzel’s death, his beneficiary would have also received the standard employee death benefit under the Company provided life insurance plan, provided to all employees, and any additional life insurance proceeds provided by any supplemental life insurance purchased through the Company by Mr. Wetzel.

No other Named Executive Officer is under any agreement that allows for the Named Executive Officer to receive potential payments and other benefits, including perquisites, that would be payable to that person in the event of a termination, change in control or a change in the person’s responsibilities.

2007 EQUITY INCENTIVE PLAN

On May 17, 2007, the shareholders approved the 2007 Equity Incentive Plan, which the Board of Directors subsequently amended on December 17, 2008, to make minor revisions for purposes of complying with Section 409A of the Internal Revenue Code of 1986, as amended (the “2007 Equity Plan”). The 2007 Equity Plan provides for the grant of future equity and cash based awards to officers, directors, employees, consultants and other persons providing services to the Company. Under our previous equity-based compensation plan, the 1996 Amended and Restated Stock Option Plan (the “1996 Plan”), only the granting of stock options was permitted. Under the 2007 Equity Plan, awards may consist of stock options, stock appreciation rights, restricted stock awards, performance units, supplemental cash payments or any combination thereof. The Company does not intend to issue additional options pursuant to the 1996 Plan. Any future equity based compensation is expected to be issued pursuant to the 2007 Equity Plan.

The primary purpose of the 2007 Equity Plan is to further the growth in earnings and market appreciation of the Company by providing long-term incentives to officers, directors, employees and other persons providing services to the Company. The Company believes that the long-term incentives provided by the Plan will help the Company recruit, retain and motivate its officers, directors, employees, consultants and other persons who provide important services to the Company.

Our equity compensation program is a vital element of our drive to identify, develop and motivate the high-potential leaders who will sustain our performance as we continue our focus on community banking. It also reinforces in the Company the entrepreneurial environment and spirit of a small company by providing real incentives for our employees to sustain and enhance the Company’s long-term performance. Both the Senior Officers and the Compensation Committee believe that the superior performance of these individuals will contribute significantly to the Company’s future success.

While various persons are involved in the equity granting process, the Compensation Committee makes all awards of equity grants to Named Executive Officers and to employees, directors and consultants of the Company. The Compensation Committee, with the assistance of the General Counsel and the Company’s Senior Vice President of Human Resources, oversees the equity grant practices and administration of the 2007 Equity Plan. The Chief Accounting Officer has established procedures that provide for consistency and accuracy in determining the fair market value of restricted stock grants, and stock options and the expense regarding the stock option grants in compliance with FAS 123(R).

Equity-based grants are made at Compensation Committee meetings scheduled in advance to meet appropriate deadlines for compensation-related decisions. Our consistent practice is that the exercise price for every stock option is the closing price on the Nasdaq Stock Market on the date of grant.

Generally, the restriction on restricted stock grants lapse 20% per year over five years. Similarly, stock option grants typically vest at the rate of 20% per year over five years. There is a limited term in which the Named Executive Officers can exercise stock options, known as the “option term.” The option term is generally ten years from the date of grant. At the end of the option term, the right to purchase any unexercised options expires. Option holders generally forfeit any unvested options if their employment with us terminates. Similarly, upon termination of employment, any restricted stock is similarly forfeited.

In August of 2007, the Company implemented a stock purchase option matching program pursuant to the 2007 Equity Incentive Plan. Under this program all employees of the Company, as well as members of the board of directors of the Company and its affiliates, may receive two matching options for every qualifying share purchased. The maximum value of qualifying share purchases is subject to an annual cap, as well as other terms relating to vesting and forfeiture. All grants of matching options are made at the discretion of the Compensation Committee.

EMPLOYEE STOCK PURCHASE PLAN

Beginning in 2007, the Company re-implemented its employee stock purchase plan. The Company had previously suspended the plan for several years. The purpose of this tax-qualified plan is to encourage and enable eligible employees at all levels to purchase our stock at a discounted rate, thereby keeping the employees’ interests aligned with the interests of the shareholders. The Named Executive Officers may participate in this plan on the same basis as all other eligible employees.

Subject to IRS limits, eligible employees may elect to contribute on an after-tax basis, up to 25% of their base annual pay to purchase our Common Stock at a 15% discount to the market price. Under applicable tax law, no participating employee may purchase more than $25,000 in market value (based on the market value of the Company’s stock on the annual plan commencement date) of Company stock in any calendar year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Messrs. Ravitz (Chairman), Slezak, Bullock, Leeds and Darré, all of whom are independent non-management directors. None of the Compensation Committee members has served as an officer or employee of the Company and none of the Company’s executive officers have served as a member of a compensation committee or board of directors of any other entity, which has an executive officer serving as a member of the Company’s Board of Directors.

AUDIT COMMITTEE REPORT

The Audit Committee currently consists of five directors, all of whom are considered independent under the Marketplace Rules of the Nasdaq Stock Market (“Nasdaq Marketplace Rules”). We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2008. We have discussed with the independent registered public accounting firm the matters required to be discussed by Statements on Auditing Standards No. 61, Communications with the Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. We have also reviewed the written disclosures and the letter from the independent registered public accounting firm required by Independence Standard No. 1, Independent Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the independent registered public accounting firm their independence.

Audit Fees, Audit Related Fees, Tax Fees and Other Fees

The Company paid McGladrey & Pullen, LLP, the Company’s independent registered public accounting firm for fiscal year 2007 and the first three quarters of 2008, and RSM McGladrey, Inc., an affiliate of McGladrey & Pullen, LLP, the following amounts for fiscal years 2008 and 2007:

	2008	2007
Audit Fees	$474,000	$470,500
Audit Related Fees(1)	90,000	135,000
Total Audit and Related Fees	564,000	605,500
Tax Fees(2)	71,982	58,500
All Other Fees	—	—
Total Fees	$635,982	$664,000
____________________

(1)	Audit Related Fees consisted principally of fees for audits of financial statements of the employee benefit plan and other compliance related procedures.
(2)	Tax Fees consisted of fees for tax compliance and tax consulting services, paid to RSM McGladrey, Inc., an affiliate of McGladrey & Pullen, LLP.

The Company incurred fees to Crowe Horwath LLP, the Company’s independent registered public accounting firm, the following amounts for fiscal year 2008

2008
Audit Fees	$535,000
Audit Related Fees(1)	—
Total Audit and Related Fees	535,000
Tax Fees(2)	—
All Other Fees	—
Total Fees	$535,000
______________________

(1)	Audit related fees consisted principally of fees for audits of financial statements of the employee benefit plan and other compliance related procedures.
(2)    Tax fees consisted of fees for tax compliance and tax consulting services.

The Audit Committee has pre-approved audit related and non-audit services not prohibited by law to be performed by the Company’s independent registered public accounting firm and associated fees up to a maximum for any one non-audit service based on agreed upon hourly rates. The term of the pre-approval is 12 months from the date of pre-approval, unless the Audit Committee considers a different period and states otherwise. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve a service not included in the general pre-approval and any proposed services exceeding pre-approved cost levels or budgeted amounts, provided that the Chair shall report any decisions to pre-approve such audit related or non-audit services and fees to the full Audit Committee at its next regular meeting.

Based on the reviews and discussions referred to above, we have recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

The Audit Committee Charter, which was last revised on August 4, 2008, and which is compliant with the requirements of the Securities and Exchange Commission and the Nasdaq Marketplace Rules, is available in the Investor Relations area of the Company’s website at www.uwbancorp.com.

The foregoing report is furnished by the Audit Committee and will not be incorporated into any other filing with the SEC that might incorporate this proxy statement unless the Company specifically incorporates this report.

AUDIT COMMITTEE
Robert T. Slezak – Chairman
James H. Bullock
Bernard C. Darré
Jeffrey R. Leeds
Lester Ravitz

SECTION 16(a) BENEFICIAL OOWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities (the “10% Shareholders”), to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Officers, directors and 10% Shareholders of the Company are required by the Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms so filed.

Based solely on review of copies of such forms received, the Company believes that, during the last fiscal year, all filing requirements under Section 16(a) applicable to its officers, directors and 10% Shareholders were timely met, except that Mr. Snider reported four transactions that occurred in 2008 late.  Three of those transactions were small acquisitions consisting of 37.21, 84.51 and 57.75 shares acquired on March 19, 2008, September 15, 2008 and December 15 2008, respectively, through the general dividend reinvestment selection in Mr. Snider's private investment account.  These transactions should have been reported on Mr. Snider's next Form 4s filed after their occurrence, but were not as a result of administrative oversight.  In addition, Mr. Snider received an option grant to purchase 12,400 shares of the Company's common stock on May 1, 2008 but did not report such grant on Form 4 within the requisite time frame due to a clerical error. All of these transactions were correctly reported on an amended Form 5 filed on March 16, 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On September 29, 2006, the Company entered into a co-location license agreement (the “LC Agreement”) with Legent Clearing LLC (“LC”) to share office space with LC located in Thornton, Colorado. The Company uses the office as a business continuity site. The LC Agreement provides, among other things, for an initial term of seven months at $3,000 per month, and a month-to-month basis thereafter at the same rate. On the same date, United Western Bank (the “Bank”) extended a $5 million line of credit (the “Loan”) to Legent Group, LLC (“LG”). LC is a wholly owned subsidiary of LG. Because Guy Gibson, the Company’s Chairman of the Board and largest shareholder is currently an indirect 7% shareholder of LG and serves on LG’s Board of Directors, the Company’s Audit Committee (which is responsible for reviewing and approving all related party transactions) reviewed both the LC Agreement and the Loan. The Audit Committee determined that the monthly payments to LC pursuant to the LC Agreement were at market rates for the space to be used and, accordingly, that the terms of the LC Agreement are as fair as would have been obtained from an unaffiliated third party. The Audit Committee also determined that the Loan was fair and equitable and in the best interests of the Company. Based on these determinations, the Committee approved both transactions and waived any potential violations of the provisions of the Company’s Business Conduct and Ethics. In June of 2007, the LC Agreement was amended to provide for a three year term ending April 30, 2010. In December 2008, the Loan was extended for an additional one year term.

OTHER MATTERS

The Board of Directors knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the proxy as in their discretion they may deem appropriate.

SHAREHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING

For shareholder proposals to be considered for inclusion in the Proxy Statement for the 2010 Annual Meeting of Shareholders, they must be received by the Company no later than December 14, 2009. Any shareholder proposal that is not submitted for inclusion in the Company’s Proxy Statement, but is instead sought to be presented at the 2010 Annual Meeting, must be delivered to or mailed and received by the Secretary at the Company’s principal executive office not less than 20 days and no more than 50 days prior to the meeting. In the event that less than 30 days notice or prior public disclosure of the date of the meeting is given to shareholders, notice by the shareholder must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure made. A shareholder’s proposal must be written and for each matter the shareholder proposes to bring before the annual meeting, include the following information: (i) a brief description of the business proposed to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address, as they appear on the Company’s books, of the shareholder proposing such business; (iii) the number of shares of Common Stock of the Company which are beneficially owned by the shareholder; and (iv) any material interest of the shareholder in such business. The Company’s proxies will vote the shares represented by the proxies held by them in accordance with their judgment on such matters if (i) the proposal is received outside of the timeframe outlined above or (ii) the Company receives timely notice of such proposal and advises its shareholders in its 2010 Proxy Statement about the nature of the matter and how management intends to vote.

                        BY ORDER OF THE BOARD OF DIRECTORS

                        Linda A. Selub
                        Secretary

March 23, 2009
Denver, Colorado

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE ANNUAL MEETING AND WISH THEIR STOCK TO BE VOTED ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

APPENDIX I
___________________________________________________________________________________________

PROXY - UNITED WESTERN BANCORP, INC.
___________________________________________________________________________________________

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

700 17th Street, Suite 2100

Denver, Colorado 80202

The undersigned hereby appoints Scot T. Wetzel, Benjamin C. Hirsh and Theodore J. Abariotes, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated below, all of the shares of the Common Stock of United Western Bancorp, Inc. (the “Company”), held of record by the undersigned on March 20, 2009, at the Annual Meeting of Shareholders of the Company to be held on May 22, 2009, and any adjournment(s) or postponement(s) thereof.

THIS PROXY, WHEN PROPERLY EXECUTED AND DATED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES UNDER PROPOSAL 1, IN FAVOR OF PROPOSAL 2, AND THE PERSONS NAMED ON THE FRONT OF THIS PROXY WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTERS REFERRED TO IN PROPOSAL 3.

(To Be Dated and Signed On Reverse Side)

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day seven days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada):	To vote using the Internet:
    Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone.
       There is NO CHARGE to you for the call.

    Follow the simple instructions provided by the recorded message
 Go to the following web site: www.envision reports.com/UWBK Enter the information requested on your computer and follow the simple instructions.

C0123456789	[ 12345 ]

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by

1:00 a.m., Central Daylight Time, on May 22, 2009.

THANK YOU FOR VOTING.

A-I

___________________________________________________________________________________________

ANNUAL MEETING PROXY CARD
___________________________________________________________________________________________

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

A.      ELECTION OF DIRECTORS

1.	PROPOSAL TO ELECT THREE (3) DIRECTORS TO SERVE UNTIL THE 2012 ANNUAL MEETING, OR UNTIL THEIR RESPECTIVE SUCCESSORS ARE DULY ELECTED AND QUALIFIED.

The Board of Directors recommends a vote FOR the listed nominees.
	For	Withhold
01 — Bernard Darré to serve until the 2012 Annual Meeting	o	o
02 — Lester Ravitz to serve until the 2012 Annual Meeting	o	o
03 — Robert T. Slezak to serve until the 2012 Annual Meeting	o	o

All nominated directors as a group	o	o

B.      PROPOSALS

The Board of Directors recommends a vote FOR the following proposal.
	For	Against	Withhold
2. PROPOSAL TO RATIFY THE APPOINTMENT OF CROWE HORWATH, LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2009 FISCAL YEAR.
	o	o	o

3.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

C.  AUTHORIZED SIGNATURES  –

Sign Below – This section must be completed for your instructions to be executed.

Please execute this proxy as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.
Dated: ________________, 2009

Signature

Signature if held jointly

A-II